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As filed with the Securities and Exchange Commission on August 19, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sanchez Production Partners LP
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	11-3742489 (I.R.S. Employer Identification Number)

1000 Main Street, Suite 3000
Houston, Texas 77002
(713) 783-8000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Charles C. Ward
Chief Financial Officer
Sanchez Production Partners GP LLC
1000 Main Street, Suite 3000
Houston, Texas 77002
(713) 783-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Scott L. Olson Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 (713) 220-4200	Hillary H. Holmes Baker Botts L.L.P. One Shell Plaza 910 Louisiana Street Houston, Texas 77002 (713) 229-1234

Approximate date of commencement of proposed sale to the public:
As soon as practicable following effectiveness of this registration statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common units representing limited partner interests	$250,000,000	$25,175

(1)
Includes common units issuable upon exercise of the underwriter's option to purchase additional common units.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED AUGUST 19, 2016

PROSPECTUS

Sanchez Production Partners LP

Common Units
Representing Limited Partner Interests

        Sanchez Production Partners LP is offering                    common units representing limited partner interests. Our common units are listed on the NYSE MKT LLC, or the NYSE MKT, under the symbol "SPP." The last reported sales price of the common units on the NYSE MKT on August 18, 2016 was $12.00 per common unit.

        Investing in our common units involves a high degree of risk. Before making a decision to purchase common units in this offering, you should read "Risk Factors" beginning on page 14 of this prospectus and the other risks identified in the documents incorporated by reference herein.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)
Excludes a structuring fee payable to Johnson Rice & Company L.L.C. equal to 0.50% of the aggregate gross proceeds of this offering, including any proceeds from the exercise by the underwriter of its option to purchase additional common units. See "Underwriting" beginning on page 90 of this prospectus for additional information regarding underwriting compensation.

        The underwriter may also purchase up to an additional                    common units from us at the public offering price, less underwriting discounts and commissions and the structuring fee payable by us, within 30 days from the date of this prospectus. If the underwriter exercises this option in full, the total underwriting discounts and commissions will be $            , and the total net proceeds to us from this offering, after deducting the underwriting discounts and commissions, the structuring fee and estimated offering expenses, will be $            .

        The underwriter expects to deliver the common units on or about                    , 2016.

Johnson Rice & Company L.L.C.

Prospectus dated                    , 2016

        We and the underwriter have not authorized any other person to provide you with information or to make any representations other than that contained in this prospectus and any free writing prospectus that we have prepared. We and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should read this prospectus, including the documents incorporated by reference herein, and any free writing prospectus that we have authorized for use in connection with this offering in their entirety before making an investment decision. We and the underwriter are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information in this prospectus and in any free writing prospectus that we prepared is accurate only as of the date of this prospectus or such free writing prospectus, regardless of the time of delivery of this prospectus or such free writing prospectus or any sale of the common units. Our business, financial condition, results of operations and prospects may have changed since such dates. We will update this prospectus as required by federal securities laws.

        This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read "Risk Factors" beginning on page 14 of this prospectus and "Cautionary Note Regarding Forward-Looking Statements" beginning on page 17.

Industry and Market Data

        The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications or other published independent sources. Some data is also based on our good faith estimates. Although we believe these third-party sources are reliable and that the information is accurate and complete, we have not independently verified the information.

i

PROSPECTUS SUMMARY

        This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common units. For a more complete understanding of our business and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information incorporated by reference in this prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering, including the information under the heading "Risk Factors" beginning on page 14 of this prospectus, the financial statements and related notes, and the other information that we incorporate by reference into this prospectus.

        As used in this prospectus, unless we indicated otherwise: (i) "Sanchez Production Partners," "the partnership," "we," "us," "our" or like terms refer collectively to Sanchez Production Partners LP and its consolidated subsidiaries. Such terms also refer to Sanchez Production Partners LLC, our predecessor-in-interest prior to our conversion from a limited liability company to a limited partnership, (ii) "our general partner" refers to Sanchez Production Partners GP LLC, our general partner, (iii) "Sanchez Energy" refers to Sanchez Energy Corporation (NYSE: SN) and its consolidated subsidiaries, (iv) "SOG" refers to Sanchez Oil & Gas Corporation, an entity that provides operational support to us, (v) "SP Holdings" refers to SP Holdings, LLC, the sole member of our general partner, and (vi) "Carnero Gathering" refers to Carnero Gathering, LLC, an entity in which we own a 50% equity interest. We include a glossary of some of the oil and natural gas terms used in this prospectus in Appendix A.

Sanchez Production Partners LP

Overview

        We are a growth-oriented limited partnership focused on the acquisition, development, ownership and operation of midstream and production assets in North America. We believe that our relationships with Sanchez Energy and SOG provide us with organic growth opportunities across multiple basins and facilitate accretive acquisition opportunities from both Sanchez Energy and other third parties.

        In October 2015, we purchased from Sanchez Energy approximately 150 miles of gathering pipelines, four main gathering and processing facilities, including stabilizers, storage tanks, compressors and dehydration units and other related assets in Western Catarina (the "Western Catarina Midstream System"). The Western Catarina Midstream System has capacity of 40 MBbl/d for crude oil and NGLs and 200 MMcf/d for natural gas, provides connectivity to multiple markets via four takeaway pipelines and is anchored by a long term fee-based contract with Sanchez Energy. As of December 31, 2015, according to its filings with the SEC, Sanchez Energy had approximately 200,000 net leasehold acres in the oil and condensate windows of the Eagle Ford Shale in Texas, with total proved reserves of 128 MMBoe, including 85 MMBoe in the 35,000 dedicated acreage area under our gathering agreement with Sanchez Energy for the Western Catarina Midstream System. Average daily throughput for the second quarter of 2016 was 193.3 MMcf/d of natural gas and 14.1 MBbl/d of crude oil and NGLs. These quantities were approximately 136% and 138% of the minimum quarterly throughput requirements for natural gas and oil, respectively.

        In July 2016, we purchased from Sanchez Energy a 50% interest in Carnero Gathering which owns approximately 45 miles (10 miles of which remain under construction) of high pressure natural gas gathering pipelines that currently connect our Western Catarina Midstream System to nearby pipelines in South Texas (the "Carnero Gathering System") and, is designed to directly connect to a cryogenic natural gas processing plant currently expected to be operational in the spring of 2017. The Carnero Gathering System generates substantially all of its revenues under long-term agreements with Sanchez Energy by charging fees for the transportation of natural gas through the pipeline. We do not engage in the marketing and trading of any commodities.

        In addition to these midstream assets, we also own producing interests in oil and natural gas properties in Texas, Louisiana, Kansas and Oklahoma, including escalating working interests ("EWI") in producing wells located in the Eagle Ford Shale that we purchased from Sanchez Energy in 2015. No maintenance capital expenditures are required by us in order to sustain the production volume in connection with our EWIs.

Our Relationship with Sanchez Energy, SP Holdings and SOG

        We believe that our relationship with Sanchez Energy provides us with a strategic advantage and will continue to provide us with significant growth opportunities. Since March 2015, we have completed two midstream acquisitions and one EWI acquisition from Sanchez Energy for an aggregate purchase price of approximately $474.4 million, which includes the assumption of approximately $7.4 million of remaining capital contribution commitments as of July 5, 2016. See "—Recent Acquisitions and Midstream Strategy." Pursuant to a right-of-first-offer, Sanchez Energy has agreed to offer us the right to acquire any midstream assets that it desires to sell. However, Sanchez Energy is under no obligation to sell any assets to us or to accept any offer for its assets that we may choose to make.

        We have a shared services agreement in place with SP Holdings (the "Services Agreement"), which in turn has a shared services agreement in place with SOG. SOG also has a shared services agreement in place with Sanchez Energy. We believe that our relationships with SP Holdings and SOG provide us with competitive advantages, including a cost-efficient means of operating our assets. SP Holdings is the sole member of our general partner and has an interest in us through its ownership of all of our incentive distribution rights. SP Holdings and SOG provide services that we require to operate our business, including overhead, technical, administrative, marketing, accounting, operational, information systems, financial, compliance, insurance, acquisition, disposition and financing services. SOG has a senior management team that averages over 20 years of industry experience and employs over 200 full-time employees, including approximately 50 technical staff and engineers. SOG also provides us a dedicated business development team that screens approximately 150 acquisition opportunities per year. SOG was formed in 1972 and has drilled or participated in over 3,000 wells, directly and through joint ventures, and has successfully built and operated extensive midstream and gathering assets associated with its exploration and production assets. Since Sanchez Energy's initial public offering in December 2011, SOG has been responsible for executing on approximately $2.2 billion in total drilling and completion budgets and has assisted in closing approximately $1.3 billion in acquisitions. Since its inception, SOG has cultivated relationships with mineral and surface rights owners in and around the Western Catarina formation and other oil and natural gas basins in North America and has compiled an extensive technological database, including more than 8,500 square miles of 3D seismic data, more than 450,000 well logs, greater than 15,000 wells of electronic documents, as well as a fully integrated suite of the latest interpretive geological software. We plan on leveraging SOG's extensive expertise and experience to execute on our business strategies. While we believe that our relationships with Sanchez Energy, SP Holdings and SOG are a significant strength, they are also a source of potential risks and conflicts. Please read "Risk Factors" and "Conflicts of Interest and Fiduciary Duties."

Business Strategies

        Our primary business objective is to create long-term value by generating stable and predictable cash flows that allow us to make and grow our cash distributions per unit over time through the safe and reliable operation of our assets. Our business strategies are subject to risks, please read "Risk Factors." We plan to achieve this objective by executing the following business strategies:

  •
  Grow our business by accretively acquiring fee-based midstream and production assets with minimal maintenance capital requirements and low overhead.  We plan to continue growing our business through accretive acquisitions of midstream and production assets from Sanchez Energy and, as warranted, third parties. We believe that Sanchez Energy will offer us opportunities to acquire additional midstream and production assets that it currently owns or may acquire or develop in the future. Sanchez Energy has identified over $800 million of potential divestment targets, including five divestment targets of immediate interest to us that represent more than $300 million in potential capital spending in 2016, 2017 and 2018. The identified acquisitions consist of a mix of midstream and production assets. See "—Potential Acquisitions" on page 7 for more detail.

  •
  Support stable cash flows by aligning our asset base and operations with SOG's operational platform and Sanchez Energy's asset base.  Each of the Western Catarina Midstream System and the Carnero Gathering System is underpinned by long term, fee-based contracts with Sanchez Energy that contain minimum volume commitments. We believe that Sanchez Energy plans to continue to develop its Catarina lease, which has been dedicated to the Western Catarina Midstream System and the Carnero Gathering System, and has a 50 well annual drilling commitment on its Catarina acreage. According to its filings with the SEC, Sanchez Energy has identified over 1,350 potential drilling locations on its Catarina acreage and will continue to require infrastructure assets as it develops the lease. We will continue to strategically align our asset base with Sanchez Energy's needs, which we anticipate will allow us to continue growing our distributions over time.

  •
  Focus on stable, fixed-fee businesses.  We intend to mitigate direct commodity price exposure by providing midstream services underpinned by long-term contracts with fixed-fee components. The majority of our identified acquisitions for 2016 and 2017 involve midstream assets and would contain fixed-fee contracts consistent with this strategy. Similar to our existing contracts with Sanchez Energy, we anticipate that any new long-term commitments arising from these assets, or other assets we may identify in the future, will be governed by contracts that include fixed fees, reservation-based charges, volume commitments and/or acreage dedications.

  •
  Grow our business through increased throughput.  We expect to realize increased throughput on the Western Catarina Midstream System due to the increased drilling plan announced by Sanchez Energy and production activity of Sanchez Energy in the Catarina lease and in other areas of the Catarina lease. Such drilling and production activity is expected to result in additional midstream infrastructure at Catarina, which we may be in a position to acquire pursuant to our right-of-first offer to acquire midstream assets from Sanchez Energy. We also plan to actively market our midstream services to, and pursue strategic relationships with, third-party producers in adjacent geographical areas in order to attract additional services and expansion opportunities. Numerous large independent exploration and production companies offset the Catarina acreage including Anadarko Petroleum Corporation (NYSE: APC), Noble Energy Inc. (NYSE: NBL), and SM Energy Company (NYSE: SM). We believe that the strategic location of the Western Catarina Midstream System and Carnero Gathering System, available capacity on these systems, and access to multiple takeaway pipelines will allow us to capture additional third-party volumes and increase the utilization of these assets.

  •
  Maintain financial flexibility and strong capital structure.  As of August 15, 2016, we had approximately $49.7 million of availability under our credit facility. We anticipate that this borrowing capacity, together with cash and cash equivalents maintained by us as of June 30, 2016 will result in approximately $             million of liquidity immediately following the closing of this offering. For the quarter ended June 30, 2016, we had a pro forma debt-to-Adjusted EBITDA (as defined in our third amended and restated credit agreement (our "credit agreement")) ratio of 1.9x. We anticipate maintaining this ratio below 3.0x. We believe that our liquidity position and strong capital structure will provide us with the financial flexibility to execute on our identified acquisitions and our other business strategies.

Business Strengths

        The following competitive strengths involve risks, please read "Risk Factors." We believe that we are well positioned to successfully execute our business strategies because of the following competitive strengths:

  •
  Stable cash flows through long term fixed-fee agreements.  We believe that the gathering agreements with Sanchez Energy related to the Western Catarina Midstream System and the Carnero Gathering System, and the dedication of the Catarina lease acreage to the Western Catarina Midstream System and the Carnero Gathering System, combined with our hedging activities related to production assets, enable us to generate stable, predictable cash flows and substantially mitigate our direct exposure to commodity price risk.

  •
  Well-positioned assets in a high-growth area.  Our Western Catarina Midstream System is located entirely within a large, contiguous acreage position in the core of the Eagle Ford Shale which we believe provides Sanchez Energy with a multi-year, low-risk development drilling inventory. Substantially all of Sanchez Energy's drilling locations within our dedicated area are within two miles of our midstream assets. These drilling locations are located within Sanchez Energy's core position in the Eagle Ford Shale where it has achieved strong production growth since the completion of its acquisition of the Catarina leasehold in June 2014, and has increased potential drilling inventory by more than 800% as of June 30, 2016. Development activity at Catarina is further supported by the Carnero Gathering System, which provides high pressure natural gas gathering pipelines that currently connect our Western Catarina Midstream System to nearby pipelines and will directly connect to a cryogenic natural gas processing plant that is under construction. Due to the close proximity of our gathering systems to substantially all of Sanchez Energy's drilling locations in our dedicated acreage, we believe Sanchez Energy's recently announced increased drilling program on the Catarina lease will result in increasing our throughput volumes with minimal capital expenditures or financing requirements. In addition, the lease terms on the Catarina acreage require Sanchez Energy to drill 50 wells per year, giving us further confidence in stable or growing volumes over time. We believe that production growth in this area should increase utilization of our midstream assets and create organic growth opportunities over time.

  •
  Our relationships with SOG and Sanchez Energy.  One of our principal strengths is our relationships with both SOG and Sanchez Energy. In addition to the benefits that we receive as a result of having Sanchez Energy as the anchor customer for the Western Catarina Midstream System and the Carnero Gathering System, we believe that our relationships with both SOG and Sanchez Energy will provide us with the following opportunities for growth over time:

  •
  Acquisitions of midstream assets sold by Sanchez Energy.    Sanchez Energy has identified over $800 million of potential divestment targets, including five divestment targets of immediate interest to us that represent more than $300 million in potential capital spending in 2016, 2017 and 2018. We believe that our relationship with Sanchez Energy and its affiliates will provide us with significant growth opportunities stemming from its assets, as well as others that may be developed by Sanchez Energy in the normal course of its business. We have a right-of-first offer to acquire any future divestitures of Sanchez Energy's midstream assets, including equipment, pipelines, tanks and tangible personal property used for the gathering, transportation and plant separation of hydrocarbons from wells. Because of our strategic relationship with SOG, we believe that Sanchez Energy is incentivized to offer us these and similar assets that it may develop in the future outside of our current dedicated acreage areas because our expected competitive cost of capital will allow us to acquire assets at values that increase the realized rates of return on Sanchez Energy's investment in these assets.

    •
    Joint acquisition and development opportunities.    We believe that we provide SOG and Sanchez Energy a competitive advantage when acquiring assets that have associated midstream or production characteristics. We anticipate that we may have opportunities to purchase developed midstream and production assets alongside both SOG and Sanchez Energy in connection with their acquisition of such assets. Furthermore, we believe that there will be opportunities to partner with SOG and Sanchez Energy to develop midstream and other energy infrastructure assets that support the business activities of these companies and other strategic initiatives.

    •
    Access to Operational and Industry Expertise.    We expect to benefit from the extensive operational, commercial and technical expertise of SOG, Sanchez Energy and SP Holdings, as well as their industry relationships, as we seek to optimize and expand our existing asset base. We also expect that we will benefit from SOG's history of operating safe and reliable pipelines.

  •
  Producing assets acquired under an EWI structure provide visibility of volumes with no capital expenditure exposure.  Our production assets were acquired from Sanchez Energy under an EWI structure, which provides stable production of approximately 1,000 Boe/d over the first five years and then transitions to a natural decline thereafter. Combined with our hedging activities, we believe that this structure provides better visibility and predictability of cash flow when compared to other acquisition structures, thereby enhancing our ability to make and grow distributions over time. During the initial term of ownership, no maintenance capital expenditures by us are required to sustain the production volumes. We anticipate seeking additional acquisition opportunities under the EWI structure with Sanchez Energy in the future.

  •
  Financial flexibility and strong capital structure.  We believe that our borrowing capacity and our expected ability to access debt and equity capital markets provide us with the financial flexibility necessary to execute our business strategies. As of August 15, 2016, we had approximately $49.7 million of availability under our credit facility. We anticipate that this borrowing capacity, together with cash and cash equivalents maintained by us as of June 30, 2016 will result in approximately $             million of liquidity immediately following the closing of this offering. For the quarter ended June 30, 2016, we had a pro forma debt-to-Adjusted EBITDA (as defined in our credit agreement) ratio of 1.9x. We anticipate maintaining this ratio below 3.0x. We believe that our liquidity position and strong capital structure will provide us with the financial flexibility to execute on our identified acquisitions and our other business strategies.

  •
  Proven and unitholder-aligned management team and partner.  Our management team and members of SOG's management team possess substantial experience in the management and operation of pipeline, storage facilities and other midstream assets and extensive expertise in the acquisition, exploration and development of oil and natural gas in unconventional resource plays in North America. SOG was formed in 1972 and has drilled or participated in over 3,000 wells, directly and through joint ventures, and has successfully built and operated the extensive midstream and gathering assets associated with its exploration and production assets. Our management team includes certain owners of our general partner who, along with SOG and other insiders own approximately 13.2% of our common units and all of our incentive distribution rights as of June 30, 2016. Please see "—Organizational Structure" on page 10 for more ownership information.

Recent Acquisitions and Midstream Strategy

        Historically, our operations have consisted of the exploration and production of proved reserves. Beginning in 2015, we refocused our business on the acquisition and operation of midstream assets. As a result of our executed and planned acquisitions of midstream assets from Sanchez Energy and our disposition of most of our operated crude oil and natural gas properties during the last 12 months, we expect that our historical financial statements and results of operations will differ substantially from our future financial statements and results of operations. In the future, we expect the majority of our revenues will be derived from long-term, fee-based gathering and processing agreements with Sanchez Energy and other third parties, rather than from oil and natural gas production.

        On July 5, 2016, we purchased from Sanchez Energy a 50% interest in Carnero Gathering, a joint venture that is 50% owned by Targa Resources Corp. (NYSE: TRGP) ("Targa"), for an initial payment of approximately $37.0 million and the assumption by us of remaining capital commitments to Carnero Gathering, estimated at approximately $7.4 million as of that date. In addition, we are required to pay Sanchez Energy an earnout based on natural gas received above a threshold volume and tariff at Carnero Gathering's delivery points from Sanchez Energy and other producers. Carnero Gathering owns a total of approximately 45 miles (10 miles of which remain under construction) of high pressure natural gas gathering pipelines that currently connect our Western Catarina Midstream System to nearby pipelines in South Texas. The Carnero Gathering System is designed to directly connect to a cryogenic natural gas processing plant in South Texas that is expected to be operational in the spring of 2017. The processing plant is currently owned by another joint venture between Sanchez Energy and Targa. Sanchez Energy has entered into a 15-year gathering agreement benefiting Carnero Gathering pursuant to which Sanchez Energy is required to maintain a minimum quarterly volume delivery commitment for the first five years after the processing plant is operational.

        On October 14, 2015, we acquired the Western Catarina Midstream System from Sanchez Energy for approximately $345.8 million. The system consists of approximately 150 miles of gathering pipelines, four main gathering and processing facilities, including stabilizers, storage tanks, compressors and dehydration units and other related assets in Western Catarina, which are located in Dimmit and Webb Counties, Texas, and services upstream production from the Eagle Ford Shale. The gathering pipelines range in diameter from 4 to 12 inches, with capacity of 40 MBbl/d for crude oil and NGLs and 200 MMcf/d for natural gas. There are four main gathering and processing facilities, which include eight stabilizers of 5,000 barrels per day, approximately 25,000 barrels of storage capacity, NGL pressurized storage, approximately 18,000 horsepower of compression and approximately 300 MMcf/d of dehydration capacity. The gathering system is currently used solely to support the gathering, processing and transportation of crude oil, NGLs and natural gas produced by Sanchez Energy in Western Catarina. The gathering system has crude oil interconnections with the Plains All American Pipeline header system delivered to the Gardendale terminal, and to all four takeaway pipelines to Corpus Christi, and has natural gas interconnections with affiliates of Southcross Energy Partners, L.P., Kinder Morgan, Energy Transfer Partners, L.P. and Transwestern Pipeline Company, LLC. Pipeline capacity on the Western Catarina Midstream System can be expanded through small compression projects at a nominal cost, with approximately $1.0 million in capital expenditures planned per year. Pursuant to a 15-year gathering agreement, Sanchez Energy has agreed to tender all of its crude petroleum, natural gas and other hydrocarbon-based product volumes on approximately 35,000 dedicated acres in the Western Catarina area of the Eagle Ford Shale in South Texas for processing and transportation through the Western Catarina Midstream System, with the potential to tender additional volumes from production activities outside of the dedicated acreage. During the first five years of the contract term (or through 2020), Sanchez Energy is required to meet a minimum quarterly volume delivery commitment for crude oil and natural gas, subject to certain adjustments. In addition, Sanchez Energy is required to pay contractually agreed upon gathering and processing fees for crude oil and natural gas volumes tendered through the Western Catarina Midstream System.

        On March 31, 2015, we purchased EWIs from Sanchez Energy for total consideration of $85.0 million. Components of the acquisition included working interests in 59 wellbores located in the Palmetto Field in Gonzales County, Texas, which working interest averaged 18.2% as of January 1, 2015 and will increase annually up to a maximum of 47.5% on January 1, 2019 for the remaining life of the wellbores.

Potential Acquisitions

        Sanchez Energy has identified over $800 million of potential divestment targets, including five divestment targets of immediate interest to us that represent more than $300 million in potential capital spending in 2016, 2017 and 2018. The identified acquisitions and related projects consist of a mix of midstream and production assets, including a cryogenic gas processing plant in South Texas, incremental product handling and takeaway projects associated with such processing plant, a port authority lease, which we believe could be developed into a marine crude storage terminal, and additional EWIs.

        While, pursuant to a right-of-first-offer, Sanchez Energy has agreed to offer us the opportunity to acquire any midstream assets that it desires to sell, we do not currently have any binding agreements, term sheets or letters of intent relating to the potential acquisitions described above. Consequently, no assurances can be provided that any of the potential acquisitions will be consummated on terms reasonably acceptable to us, or at all, or that, if consummated, we will receive any benefits or the anticipated cash flows generated from such potential acquisitions.

Financial and Operating Results

        For the six months ended June 30, 2016, we had production of 607 MBoe, revenue of $35.5 million, net income of $3.3 million and Adjusted EBITDA of $28.1 million. In addition, at June 30, 2016, we had cash and cash equivalents of $1.2 million and long-term debt of $107.1 million.

        As a result of our executed and planned acquisitions of midstream assets from Sanchez Energy and our dispositions of most of our operated oil and natural gas properties during the last twelve months as described above under "—Recent Acquisitions and Midstream Strategy", we believe that our historical financial statements and results of operation will differ substantially from our future financial statements and results of operations. For example, the financial results for the six months ended June 30, 2016 do not reflect our acquisition of the Carnero Gathering System or our sale of certain operated crude oil and natural gas properties and are not necessarily indicative of our future results.

        To supplement our financial results and guidance presented in accordance with U.S. generally accepted accounting principles ("GAAP"), we use certain non-GAAP financial measures in this prospectus, including Adjusted EBITDA. We believe that non-GAAP financial measures are helpful in understanding our past financial performance and potential future results, particularly in light of the effect of various transactions effected by us. We define Adjusted EBITDA as net income (loss) adjusted by: (i) interest (income) expense, net which includes interest expense, interest expense net (gain) loss on interest rate derivative contracts, and interest (income); (ii) income tax expense (benefit); (iii) depreciation, depletion and amortization; (iv) asset impairments; (v) accretion expense; (vi) (gain) loss on sale of assets; (vii) (gain) loss from equity investment; (viii) unit-based compensation programs; (ix) unit-based asset management fees; (x) (gain) loss on mark-to-market activities; and (xi) (gain) loss on embedded derivatives.

        Adjusted EBITDA is a significant performance metric used by our management to indicate (prior to the establishment of any cash reserves by the board of directors of our general partner) the distributions that we would expect to pay to our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support a quarterly distribution or any increase in our quarterly distribution rates. Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts, our lenders and others to assess: (i) the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; (ii) the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and (iii) our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure.

        We believe that the presentation of Adjusted EBITDA provides useful information to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. Adjusted EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

        The following table sets forth a reconciliation of Adjusted EBITDA to net income, its most directly comparable GAAP performance measure, for the six months ended June 30, 2016 (amounts in thousands) (unaudited).

Actual
Net income	$3,325
Adjusted by:
Interest expense, net	2,002
Income tax expense	—
Depreciation, depletion and amortization	13,317
Asset impairments	1,309
Accretion expense	630
(Gain) Loss on sale of assets	—
(Gain) Loss from equity investments	—
Unit-based compensation programs	1,529
Unit-based asset management fees	2,912
(Gain) Loss on mark-to-market activities	16,314
(Gain) Loss on embedded derivatives	(13,192)

Adjusted EBITDA	$28,146

Distributions for Second Quarter 2016

        On August 10, 2016, the board of directors of our general partner declared a cash distribution of $0.4183 per common unit ($1.6732 per common unit on an annualized basis) for the second quarter of 2016. The board of directors of our general partner also declared a second quarter 2016 cash distribution of $0.45 per unit on our Class B preferred units. The distributions are payable on August 31, 2016 to unitholders of record on August 22, 2016.

Risk Factors

        An investment in our common units involves risks associated with our business, our partnership structure and the tax characteristics of our common units. You should carefully consider the following risk factors, the risks described in "Risk Factors" beginning on page 14 of this prospectus, our other filings with the SEC and the other information in this prospectus and incorporated herein by reference before investing in our common units. Please also read "Cautionary Note Regarding Forward-Looking Statements."

  •
  The assumptions underlying the forecast of cash available for distribution, as set forth in "Cash Distribution Policy and Restrictions on Distributions," are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted.

  •
  You may experience future dilution as a result of future equity offerings.

  •
  Future sales of our common units in the public market could depress our unit price.

  •
  Our management team may spend the proceeds of this offering in ways with which you may not agree or in ways that may not yield a significant return, if any.

Principal Executive Office

        We are a Delaware limited partnership. Our principal executive office is located at 1000 Main Street, Suite 3000, Houston, Texas 77002, and our telephone number is (713) 783-8000. Our website address is www.sanchezpp.com. We make our periodic reports and other information filed with or furnished to the U.S. Securities and Exchange Commission ("SEC") available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus.

Organizational Structure

        The following table depicts our ownership structure, pro forma for the issuance of all of the common units offered pursuant to this prospectus, assuming the underwriter's option to purchase additional common units from us is not exercised.

Common Units:
Public	%
Sanchez family, SOG and other insiders	%
Class B Preferred Units:
Stonepeak Infrastructure Partners	100%
General Partner:
SP Holdings	100%
Incentive Distribution Rights:
SP Holdings	100%

(1)
Represents our 50% interest in Carnero Gathering.

 THE OFFERING

Common units offered by us	common units (or common units if the underwriter exercises in full its option to purchase additional common units).
Common units to be outstanding immediately after this offering	common units (or common units if the underwriter exercises in full its option to purchase additional common units)(1).
Underwriter's option	We have granted the underwriter a 30-day option to purchase up to additional common units on the same terms as the initial common units.
Use of proceeds

We expect to receive approximately $             million in net proceeds from the sale of the common units we are offering hereby, or approximately $             million in net proceeds if the underwriter exercises in full its option to purchase additional common units, in each case after deducting the underwriting discounts and commissions, the structuring fee and estimated offering expenses payable by us.

We intend to use the net proceeds to repay borrowings outstanding under our credit facility (including borrowings that may result from our letters of credit, if any) and for general limited partnership purposes, including, without limitation, with respect to working capital, capital expenditures and acquisitions. Pending such use, we may invest the proceeds subject to any applicable limitations in our credit facility. Please see "Use of Proceeds."

Cash distributions

We paid a quarterly cash distribution of $0.4121 per common unit ($1.6484 per unit on an annualized basis) and $0.45 per Class B preferred unit for the first quarter of 2016 on May 31, 2016 to unitholders of record as of May 20, 2016. The first quarter 2016 common unit distribution represented an approximate 1.5% increase from the fourth quarter 2015 distribution of $0.4060 per common unit. The board of directors of our general partner has declared a distribution of $0.4183 per common unit ($1.6732 per common unit on an annualized basis) and $0.45 per Class B preferred unit for the second quarter of 2016 payable on August 31, 2016 to unitholders of record as of August 22, 2016.

Our second amended and restated agreement of limited partnership (our "partnership agreement") requires us to distribute on or about the last day of each February, May, August and November, all of our available cash from operations, after the establishment of permitted cash reserves and the payment of fees and expenses, as follows:

•

first, 100% to all unitholders holding Class B preferred units, pro rata, until each receives an amount equal to the Class B Preferred Quarterly Distribution (as defined in our partnership agreement);

• second, 100% to common unitholders, pro rata, until each receives an amount equal to $0.50 per common unit for that quarter;
• third, 100% to common unitholders, pro rata, until each receives an amount equal to $0.575 per common unit for that quarter;
• fourth, 87% to common unitholders, pro rata, and 13.0% to the holders of our incentive distribution rights, until each unitholder receives an amount equal to $0.625 per common unit for that quarter;

•

fifth, 77% to common unitholders, pro rata, and 23.0% to the holders of our incentive distribution rights, until each unitholder receives an amount equal to $0.875 per common unit for that quarter; and

• thereafter, 64.5% to common unitholders, pro rata, and 35.5% to the holders of our incentive distribution rights.
Distributions on our preferred units will be made prior to distributions of available cash and, as a result, will reduce the amount of available cash for distribution to our common unitholders.

If we do not have sufficient available cash at the end of each quarter, we may, but are under no obligation to, borrow funds to pay distributions to our unitholders. We do not have a legal obligation to pay distributions at our minimum quarterly distribution rate or at any other rate.

Issuance of additional units

Our partnership agreement authorizes us to issue an unlimited number of additional units without the approval of our unitholders. Our unitholders will not have preemptive or participation rights to purchase their pro rata share of any additional units issued. Please read "The Partnership Agreement—Issuance of Additional Interests."

Limited voting rights

Our general partner manages and operates us. Unlike the holders of common stock in a corporation, our unitholders have only limited voting rights on matters affecting our business. Our unitholders have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except for cause by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Please read "The Partnership Agreement—Voting Rights."

Limited call right

If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price equal to the greater of (1) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (2) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. Please read "The Partnership Agreement—Limited Call Right."

Material federal income tax consequences

For a discussion of the material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read "Material Tax Considerations."

Risk factors

Please read "Risk Factors" beginning on page 14 of this prospectus, our other filings with the SEC and in the other documents incorporated by reference into this prospectus for a discussion of risks that you should consider before investing in our common units.

NYSE MKT symbol	SPP

(1)
The number of common units to be outstanding after this offering is based on            common units outstanding as of            , 2016 and excludes an aggregate of            additional common units reserved for future issuance under our equity incentive plan.

RISK FACTORS

        Limited partner interests, such as our common units, are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Investing in our common units involves a high degree of risk. Before investing in our common units, you should carefully consider the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2015, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 and our Current Reports on Form 8-K, each of which are incorporated by reference into this prospectus, as well as the risks described below and in "Cautionary Note Regarding Forward-Looking Statements" included in this prospectus, together with all of the other information included or incorporated by reference in this prospectus. If any of these risks were to occur, our business, financial condition and results of operations could be materially adversely affected. In that case, the value of our common units could decline and you could lose some or all of your investment.

Risks Related to this Offering

The assumptions underlying our forecast of cash available for distribution, as set forth in "Cash Distribution Policy and Restrictions on Distributions," are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted.

        The forecast of cash available for distribution set forth in "Cash Distribution Policy and Restrictions on Distributions" includes our forecasted results of operations, Adjusted EBITDA and cash available for distribution for the twelve-month period ending September 30, 2017. Our ability to pay the quarterly distribution shown in the forecast period is based on a number of assumptions that may not prove to be correct and that are discussed in "Cash Distribution Policy and Restrictions on Distributions." The forecast has been prepared by our management. Neither our independent registered public accounting firm nor any other independent accountants have examined, compiled or performed any procedures with respect to the forecast nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for the forecast. The assumptions and estimates underlying the forecast are inherently uncertain and are substantially driven by our historical production activities and Sanchez Energy's anticipated drilling and completion schedule and, although we consider our assumptions as to Sanchez Energy's ability to maintain that schedule reasonable as of the date of this prospectus, those estimates and Sanchez Energy's ability to achieve anticipated drilling and production targets are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecast. If we do not achieve the forecasted results, we may not be able to pay the quarterly distribution shown in the forecast or any amount on our units, in which event the market price of our common units may decline materially. Please read "Cash Distribution Policy and Restrictions on Distributions."

You may experience future dilution as a result of future equity offerings.

        In order to raise additional capital, we may in the future offer additional common units or other securities convertible into or exchangeable for our common units at prices that may not be the same as the price per unit in this offering, including through our "at-the-market" equity offering program. Based on the $11.85 per common unit closing price of our common units on August 15, 2016, common units having an aggregate value of approximately $14.6 million remain available for sale under this program. We may sell common units or other securities in any other offering at a price per unit that is different from the price per unit paid by investors in this offering, and investors purchasing common units or other securities in the future could have rights superior to existing unitholders. The price per unit at which we sell additional common units, or securities convertible into or exchangeable for common units, in future transactions may be higher or lower than the price per unit paid by investors in this offering. As of August 15, 2016, 213,273 common units were reserved for future issuance under our equity incentive plan. As of the date of this prospectus, there were also 19,444,445 Class B preferred units issued and outstanding which are convertible into not less than 19,444,445 common units (plus additional common units resulting from the issuance of paid-in-kind distributions, if any, on such preferred units). You will incur additional dilution upon the issuance of additional common units under our "at-the-market" equity offering program, the grant of any common units under our equity incentive plan or upon the conversion of our outstanding Class B preferred units.

        In addition, as part of our growth strategy, we may in the future consummate acquisitions in which a portion of the purchase price consideration consists of our common units. Any future issuances of common units, or other securities that may be convertible into or exchangeable for common units, in connection with acquisitions would dilute the percentage ownership held by the investors who purchase our common units pursuant to this offering.

Future sales of our common units in the public market could depress our unit price.

        Sales of a substantial number of our common units in the public market, or the perception that these sales might occur, could depress the market price of our common units and could impair our ability to raise capital through the sale of additional equity securities. As of August 15, 2016, we had 4,279,517 common units outstanding, all of which common units, other than those common units held by the directors and officers of our general partner, were eligible for sale in the public market, subject in some cases to compliance with the requirements of Rule 144, including the volume limitations and manner of sale requirements. In addition, common units issuable upon conversion of our Class B preferred units and common units reserved for future issuance under our equity incentive plan will become eligible for sale in the public market to the extent permitted by applicable vesting requirements and subject in some cases to compliance with the requirements of Rule 144. We cannot predict the effect that future sales of our common units would have on the market price of our common units.

Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways that may not yield a significant return, if any.

        We intend to use the net proceeds from this offering to repay borrowings outstanding under our credit facility (including borrowings that may result from our letters of credit, if any) and general limited partnership purposes, including, without limitation, with respect to working capital, capital expenditures and acquisitions. Our management will have considerable discretion in the application of a portion of the net proceeds from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used appropriately. The net proceeds may be used for purposes that do not increase our operating results or market value. Until the net proceeds are used, they may be placed in investments that do not produce significant income or investments that lose value.

Our participation in joint ventures exposes us to liability or harm to our reputation for failures of our partner.

        In July 2016, we purchased from Sanchez Energy a 50% interest in Carnero Gathering, a joint venture that is 50% owned by Targa, for an initial payment of approximately $37.0 million and the assumption by us of remaining capital commitments to Carnero Gathering, estimated at approximately $7.4 million as of the acquisition date. In addition, we are required to pay Sanchez Energy an earnout based on natural gas received above a threshold volume and tariff at Carnero Gathering's delivery points from Sanchez Energy and other producers. We may enter into additional joint venture arrangements in the future. Success with Carnero Gathering and any future joint ventures depends in large part on whether our joint venture partner satisfies its contractual obligations. We and our joint venture partner, TPL SouthTex Processing Company LP ("TPL"), an affiliate of Targa, are jointly and severally liable for all liabilities and obligations of Carnero Gathering. If TPL fails to perform or is financially unable to bear its portion of required capital contributions or other obligations, including liabilities stemming from claims or lawsuits, we could be required to make additional investments, provide additional services or pay more than our proportionate share of a liability to make up for TPL's shortfall. Further, if we are unable to adequately address TPL's performance issues, Sanchez Energy, the main customer on the system, may terminate the project, which could result in legal liability to us, harm our reputation and reduce cash flows from the Carnero Gathering System.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to a number of risks and uncertainties, many of which are beyond our control. These statements may include discussions about our business strategy; acquisition strategy; financing strategy; ability to make, maintain and grow distributions; the ability of our customers to meet their drilling and development plans on a timely basis or at all and perform under gathering and processing agreements; future operating results; future capital expenditures; and plans, objectives, expectations, forecasts, outlook and intentions. All of these types of statements, other than statements of historical fact included in this prospectus, are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "could," "should," "expect," "plan," "project," "intend," "anticipate," "believe," "estimate," "predict," "potential," "pursue," "target," "continue," the negative of such terms or other comparable terminology.

        The forward-looking statements contained in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate.

        Important factors that could cause our actual results to differ materially from the expectations reflected in the forward-looking statements include, among others:

  •
  our ability to successfully execute our business, acquisition and financing strategies;

  •
  our ability to utilize the services, personnel and other assets of SP Holdings pursuant to existing services agreements;

  •
  our ability to make, maintain and grow distributions;

  •
  the timing and extent of changes in prices for, and demand for, crude oil and condensate, NGLs, natural gas and related commodities;

  •
  the realized benefits of the acreage acquired in our various acquisitions and other assets and liabilities assumed in connection therewith;

  •
  the realized benefits of our transactions with Sanchez Energy, including with respect to the Palmetto EWI acquisition, acquisition of the Western Catarina Midstream System and 50% interest in the Carnero Gathering System;

  •
  the accuracy of reserve estimates, which by their nature involve the exercise of professional judgment and may, therefore, be imprecise;

  •
  the ability of our customers to meet their drilling and development plans on a timely basis or at all and perform under gathering and processing agreements;

  •
  our ability to successfully execute our hedging strategy and the resulting realized prices therefrom;

  •
  the credit worthiness and performance of our counterparties, including financial institutions, operating partners and other parties;

  •
  competition in the oil and natural gas industry for employees and other personnel, equipment, materials and services and, related thereto, the availability and cost of employees and other personnel, equipment, materials and services;

  •
  our ability to access the credit and capital markets to obtain financing on terms we deem acceptable, if at all, and to otherwise satisfy our capital expenditure requirements;

  •
  the availability, proximity and capacity of, and costs associated with, gathering, processing, compression and transportation facilities;

  •
  our ability to compete with other companies in the oil and natural gas industry;

  •
  the impact of, and changes in, government policies, laws and regulations, including tax laws and regulations, environmental laws and regulations relating to air emissions, waste disposal, hydraulic fracturing and access to and use of water, laws and regulations imposing conditions and restrictions on drilling and completion operations and laws and regulations with respect to derivatives and hedging activities;

  •
  the extent to which our crude oil and natural gas properties operated by others are operated successfully and economically;

  •
  the use of competing energy sources and the development of alternative energy sources;

  •
  unexpected results of litigation filed against us;

  •
  the extent to which we incur uninsured losses and liabilities or losses and liabilities in excess of our insurance coverage; and

  •
  the other factors described under "Risk Factors" and elsewhere in this prospectus and in the other documents incorporated herein by reference

        Management cautions all readers that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. The forward-looking statements speak only as of the date made, and other than as required by law, we do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

 USE OF PROCEEDS

        We expect to receive approximately $             million in net proceeds from the sale of the            common units we are offering hereby, or approximately $             million in net proceeds if the underwriter exercises in full its option to purchase additional common units, in each case after deducting the underwriting discounts and commissions, the structuring fee and estimated offering expenses payable by us.

        We intend to use the net proceeds to repay borrowings outstanding under our credit facility (including borrowings that may result from our letters of credit, if any) and for general limited partnership purposes, including, without limitation, with respect to working capital, capital expenditures and acquisitions. Pending such uses, we may invest the proceeds in short-term indexed investment securities.

        At our election, interest for borrowings under the credit facility are determined by reference to (i) the London interbank rate ("LIBOR") plus an applicable margin between 2.25% and 3.25% per annum based on utilization or (ii) a domestic bank rate ("ABR") plus an applicable margin between 1.25% and 2.25% per annum based on utilization plus (iii) a commitment fee of 0.500% per annum based on the unutilized borrowing base. Interest on the borrowings for ABR loans and the commitment fee are generally payable quarterly. As of August 15, 2016, we had $146.0 million of outstanding indebtedness under our credit facility, which matures March 31, 2020, at an interest rate of 3.0% plus LIBOR. The outstanding indebtedness under our credit facility was incurred to partially fund the cash consideration in the Western Catarina Midstream System and Carnero Gathering System acquisitions.

 CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2016 on:

  •
  an actual basis; and

  •
  an as adjusted basis to reflect the issuance and sale of common units in this offering, assuming no exercise of the underwriter's option to purchase additional common units, and the application of the net proceeds to repay all borrowings outstanding under our credit facility, with the remaining proceeds held in cash and cash equivalents pending use for working capital, capital expenditures and acquisitions.

        This capitalization table should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus. You should also read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which is incorporated by reference herein, and "Use of Proceeds."

	As of June 30, 2016
(dollars in thousands)	Actual	As Adjusted
Cash and cash equivalents	$1,203	$

Long-term debt
Credit facility(1)	107,091		—
Mezzanine equity
Class B preferred units, 19,444,445 and 19,444,445 issued and outstanding, actual and as adjusted, respectively	186,264
Partners' capital
Common units, 4,279,516 and issued and outstanding, actual and as adjusted, respectively	(58,646)

Total partners' capital (deficit)	(58,646)

Total capitalization	$235,912	$

(1)
As of August 15, 2016, total borrowings outstanding under our credit facility were $146.0 million.

 PRICE RANGE OF OUR COMMON UNITS

        Our common units are listed on the NYSE MKT under the symbol "SPP." On August 18, 2016, the last reported price of our common units on the NYSE MKT was $12.00. The following table sets forth the high and low closing prices of our common units on the NYSE MKT for the periods indicated.

	High	Low	Cash Distribution per Common Unit
Year Ending December 31, 2016
Third Quarter (through August 18, 2016)	$12.00	$10.30		(1)
Second Quarter	$11.70	$9.51		(2)
First Quarter	$14.27	$10.71	$0.450
Year Ended December 31, 2015
Fourth Quarter	$15.49	$8.69	$0.406
Third Quarter	$19.20	$4.10	$0.400
Second Quarter	$22.90	$17.10	—
First Quarter	$20.00	$12.40	—

(1)
Cash distributions attributable to the third quarter of 2016 have not yet been declared or paid. We expect to pay a cash distribution on or about November 30, 2016.

(2)
On August 10, 2016, the board of directors of our general partner declared cash distributions of $0.4183 per common unit ($1.6732 per common unit on an annualized basis) for the second quarter of 2016. The distributions are payable on August 31, 2016 to unitholders of record on August 22, 2016.

        As of August 16, 2016, there were 70 holders of record of our common units. In addition, we believe that a significant number of beneficial holders of our common units hold their common units in "street" name.

CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

        The following discussion of our cash distribution policy should be read in conjunction with the specific assumptions included in this section. In addition, please read "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2015 for information regarding certain risks inherent in our business and regarding statements that do not relate strictly to historical or current facts.

Rationale for Our Cash Distribution Policy

        Our partnership agreement requires us to distribute all of our available cash quarterly. Our cash distribution policy reflects a fundamental judgment that our unitholders generally will be better served by our distributing rather than retaining our available cash. Under our current cash distribution policy, we target a minimum quarterly distribution to the holders of our common units of $0.50 per unit, or $2.00 per unit on an annualized basis, to the extent we have sufficient available cash after the establishment of cash reserves and the payment of costs and expenses. However, other than the requirement in our partnership agreement to distribute all of our available cash each quarter, we have no legal obligation to make quarterly cash distributions in this or any other amount, and our general partner has considerable discretion to determine the amount of our available cash each quarter. Our partnership agreement generally defines "available cash" as cash on hand at the end of a quarter after the payment of expenses, less the amount of cash reserves established by our general partner to provide for the conduct of our business, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our unitholders for any one or more of the next four quarters. Our available cash may also include, if our general partner so determines, all or any portion of the cash on hand immediately prior to the date of distribution of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter. Because we are not subject to an entity-level federal income tax, we expect to have more cash to distribute to our unitholders than would be the case if we were subject to entity-level federal income tax. If we do not generate sufficient available cash from our operations, we may, but are under no obligation to, borrow funds to pay distributions to our unitholders.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

        There is no guarantee that we will make quarterly cash distributions to our unitholders. We do not have a legal or contractual obligation to pay quarterly distributions or any other distributions except as provided in our partnership agreement. Our cash distribution policy may be changed at any time and is subject to certain restrictions and uncertainties, including the following:

  •
  Our cash distribution policy is subject to restrictions on distributions under our credit facility, which contains financial tests that we must meet and covenants that we must satisfy. Should we be unable to meet these financial tests or satisfy these covenants or if we are otherwise in default under our credit facility, we will be prohibited from making cash distributions notwithstanding our cash distribution policy.

  •
  Our general partner has the authority to establish cash reserves for the prudent conduct of our business and for future cash distributions to our unitholders, and the establishment of or increase in those reserves could result in a reduction in cash distributions from levels we currently anticipate pursuant to our stated cash distribution policy. Our partnership agreement does not set a limit on the amount of cash reserves that our general partner may establish. Any decision to establish cash reserves made by our general partner in good faith will be binding on our unitholders.

  •
  Prior to making any distribution on the common units, and pursuant to the Services Agreement, we will pay SP Holdings an administrative fee and reimburse our general partner and its affiliates, including SP Holdings, for all direct and indirect expenses that they incur on our behalf. Neither our partnership agreement nor the Services Agreement limits the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses may include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates may impact our ability to pay distributions to our unitholders.

  •
  While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including the provisions requiring us to make cash distributions contained therein, may be amended with the consent of our general partner and the approval of a majority of the outstanding common units (including common units held by Sanchez Energy and its affiliates, if any).

  •
  Even if our cash distribution policy is not modified or revoked, the decisions regarding the amount of distributions to pay under our cash distribution policy and whether to pay any distribution are determined by our general partner, taking into consideration the terms of our partnership agreement.

  •
  Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"), we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

  •
  We may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating or general and administrative expenses, principal and interest payments on our outstanding debt, tax expenses, working capital requirements or anticipated cash needs.

  •
  If we make distributions out of capital surplus, as opposed to operating surplus, any such distributions would constitute a return of capital and would result in a reduction in the minimum quarterly distribution and the target distribution levels. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels." We do not anticipate that we will make any distributions from capital surplus.

  •
  Our ability to make distributions to our unitholders depends on the performance of our assets and subsidiaries and the ability of our subsidiaries to distribute cash to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of future indebtedness, applicable state laws and other laws and regulations.

  •
  As long as our Class B preferred units remain outstanding, our ability to make distributions to common unitholders is prohibited unless our available cash less working capital borrowings during or subsequent to the quarter is at least 1.65 times the amount of the Class B preferred unit distribution for such quarter.

Our Ability to Grow May be Dependent on Our Ability to Access External Expansion Capital

        Our partnership agreement requires us to distribute all of our available cash to our unitholders on a quarterly basis. As a result, we expect that we will rely primarily upon external financing sources, including bank borrowings and issuances of debt and equity interests, to fund future acquisitions and other expansion capital expenditures. To the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we will distribute all of our available cash, our growth may not be as fast as businesses that reinvest most or all of their cash to expand ongoing operations. Moreover, our future growth may be slower than our historical growth. Our credit facility restricts our ability to obtain additional financing, make investments, lease equipment, sell assets and engage in business combinations. Please read "Risk Factors—Risks Related to Financing and Credit Environment" in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this prospectus.

Forecast of Cash Distributions through September 30, 2017

        We forecast that our estimated cash available for distribution for the twelve months ending September 30, 2017, prior to borrowings to fund distributions, will be approximately $         million.

        We do not expect to fully fund our annualized minimum quarterly distribution of $0.50 per common unit for the twelve months ending September 30, 2017. The amount of our estimated cash available for distribution for the twelve months ending September 30, 2017 would result in a shortfall by approximately $         million in the amount of available cash required to support the total annualized minimum quarterly distribution of $         million on all of our common units for the twelve months ending September 30, 2017. For more information about the minimum quarterly distribution under our partnership agreement and its significance to our unitholders, please read "Provisions of Our Partnership Agreement Relating to Cash Distributions."

        Our management has prepared the forecast of estimated cash available for distribution and related assumptions and considerations set forth below to substantiate our belief that we will have sufficient available cash to allow us to pay the total annualized quarterly distribution shown in the table for the twelve months ending September 30, 2017. Our management developed the assumptions set forth in our forecast based on our expected production activities and the anticipated timing and magnitude of the production available for gathering, processing and transportation by our midstream assets. While we believe that these assumptions are reasonable, they do not reflect any determination by, or agreement of, Sanchez Energy to produce or transport oil, natural gas or natural gas liquids in the amounts or within the time periods we have assumed in this forecast. This forecast is a forward-looking statement. The accompanying prospective financial information was not prepared with a view toward complying with the published guidelines of the SEC or guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of our management, this forecast is substantially consistent with those guidelines and was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the assumptions on which we base our belief that we can generate sufficient available cash to pay the total annualized quarterly distribution shown in the table for the twelve months ending September 30, 2017. However, this information is not factual and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

        The prospective financial information included in this prospectus has been prepared by, and is the responsibility of, our management. Neither KPMG LLP nor any other independent registered public accounting firm, has examined, compiled or performed any procedures with respect to the accompanying prospective financial information and, accordingly, neither KPMG LLP nor any other independent registered public accounting firm, express an opinion or any other form of assurance with respect thereto.

        When considering our financial forecast, you should keep in mind the risk factors and other cautionary statements under "Risk Factors" beginning on page 14 of this prospectus and included in the documents incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2015. Any of the risks discussed in this prospectus and the documents incorporated by reference herein, if realized, could cause our actual results of operations to vary significantly from those that would enable us to have sufficient available cash to pay the total annualized quarterly distribution shown in the table for the twelve months ending September 30, 2017. Please read below under "—Assumptions and Considerations" for further information as to the assumptions we have made in preparing the financial forecast.

        We do not undertake any obligation to release publicly the results of any future revisions we may make to the financial forecast or to update this financial forecast to reflect events or circumstances after the date of this prospectus. Therefore, the statement that we believe that we will have sufficient available cash to allow us to pay the quarterly distributions shown in the table below on all of our outstanding common units for the twelve months ending September 30, 2017, should not be regarded as a representation by us, the underwriter or any other person that we will make such distributions. Therefore, you are cautioned not to place undue reliance on this information.

        The table below presents our projection of operating results and estimated net income and estimated Cash Available for Distribution for the twelve months ending September 30, 2017 (in thousands, except per unit data).

Sanchez Production Partners LP
Estimated Cash Available for Distribution

Three Months Ending
Twelve Months Ending September 30, 2017
	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017
Estimated Revenues
Midstream Revenue	$	$	$	$	$
Production Revenue
Hedge Revenue

Total Revenue	$	$	$	$	$
Estimated Expenses
Operating Expenses	$	$	$	$	$
Severance and Ad Valorem Tax
General and Administrative Expense

Total Expenses	$	$	$	$	$
Estimated Net Income (Loss)

Estimated Adjusted EBITDA(1)	$	$	$	$	$

Net Cash Interest Expense(2)	$	$	$	$	$
Maintenance Capital Expenditures(3)

Estimated Cash Available for Distribution(4)	$	$	$	$	$

Distributions to common unitholders

(1)
Estimated Adjusted EBITDA is a non-GAAP measure. Please read "—Non-GAAP Financial Measures."

(2)
Estimated net cash interest expense includes interest on amounts outstanding under our credit facility and commitment fees on the unused portion of our credit facility. Please see "—Assumptions and Considerations—Financing."

(3)
Our estimate of maintenance capital expenditures for the twelve months ending September 30, 2017 reflects our management's judgment of the amount of capital that will be needed annually to maintain, over the long-term, the operating capacity and operating income of our assets. Please read "—Assumptions and Considerations—Capital Expenditures."

(4)
Estimated Cash Available for Distribution is a non-GAAP measure. Please read "—Non-GAAP Financial Measures."

Assumptions and Considerations

Midstream Revenues

        We have assumed that all of our gathering and processing volumes and revenues during the twelve months ending September 30, 2017 will be generated pursuant to the gathering and processing agreement with Sanchez Energy related to our Western Catarina Midstream System and from our 50% interest in Carnero Gathering. We anticipate volumes will continue to exceed minimum volume commitments based on public information concerning Sanchez Energy's anticipated capital spending and development plans at Catarina. However, there can be no assurance that such development plans will result in incremental volumes or be achieved on anticipated timelines.

Operating Expenses

        Our operating expenses include labor expenses, repairs and maintenance expenses, equipment rental, utility costs and insurance premiums associated with our physical assets. We estimate that operating expenses for the twelve months ending September 30, 2017 will be approximately $         million.

General and Administrative Expenses

        Our general and administrative expenses will primary consist of the costs of our employees, related benefits, field office expenses, professional fees, direct and indirect costs billed by SP Holdings under the Services Agreement and other costs not directly associated with field operations. We estimate that our total general and administrative expenses will be approximately $         million for the twelve months ending September 30, 2017. We have assumed that our expenses for the twelve months ending September 30, 2017 will be consistent with our expenses during the six months ended June 30, 2016.

Financing

        We estimate that interest expense will be approximately $         million for the twelve months ending September 30, 2017. Our interest expense for the twelve months ending September 30, 2017 is based on the following assumptions:

  •
  average borrowings under our credit facility of approximately $         million; and

  •
  an average interest rate under our credit facility of        % (with an increase or decrease of 1% in the assumed interest rate resulting in increased or decreased, as applicable, annual interest expense of approximately $         million).

        We are targeting our borrowing base utilization at a level not to exceed 80% of our available borrowing base, and we are targeting our long-term debt to Adjusted EBITDA (as defined in our credit agreement) to be less than 3.0 to 1.0.

Capital Expenditures

        For the twelve months ending September 30, 2017, we expect to incur $1.0 million in maintenance capital expenditures related to the expansion of our pipeline capacity on the Western Catarina Midstream System by undertaking small compression projects at nominal costs. In addition, we expect to make aggregate capital contributions of approximately $7.4 million to complete construction of the Carnero Gathering System, which will be deemed expansion capital expenditures. We have assumed that our maintenance capital expenditures will be        % of our Adjusted EBITDA.

Acquisitions and Dispositions

        With respect to acquisitions or capital expenditures, we have assumed            .

Regulatory, Industry and Economic Factors

        Our forecast for the twelve months ending September 30, 2017 is based on the following significant assumptions related to regulatory, industry and economic factors:

  •
  there will be no new federal, state or local regulation of the relevant portions of the energy industry, or any new interpretation of existing regulations, that will be materially adverse to our business;

  •
  there will be no material adverse change in the energy industry, commodity prices, capital or insurance markets or in general economic conditions;

  •
  there will be no material accidents, weather-related incidents, unscheduled downtime or similar unanticipated events with respect to our facilities or those of third parties on which we depend;

  •
  there will be no acquisitions, dispositions or other significant expansion capital expenditures (other than as described above); and

  •
  there will be no substantial change in market, insurance and overall economic conditions.

        While we believe that our assumptions supporting our estimated cash available for distribution for the twelve months ending September 30, 2017 are reasonable in light of our current beliefs concerning future events, the assumptions are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If our assumptions are not realized, the actual cash available for distribution that we generate could be substantially less than we currently forecast, in which event the market price of our common units could decline materially.

Non-GAAP Financial Measures

        Adjusted EBITDA and Cash Available for Distribution are non-GAAP supplemental financial measures. Please see "Prospectus Summary—Sanchez Production Partners LP—Financial and Operating Results" regarding management's use of these non-GAAP measures.

        We define Adjusted EBITDA as net income (loss) adjusted by: (i) interest (income) expense, net which includes interest expense, interest expense net (gain) loss on interest rate derivative contracts, and interest (income); (ii) income tax expense (benefit); (iii) depreciation, depletion and amortization, (iv) asset impairments, (v) accretion expense, (vi) (gain) loss on sale of assets, (vii) (gain) loss from equity investment, (viii) unit-based compensation programs, (ix) unit-based management fees, (x) (gain) loss on mark-to-market activities and (xi) gain (loss) on embedded derivatives.

        We define Cash Available for Distribution as Adjusted EBITDA less cash interest expense, distributions on preferred units and maintenance capital expenditures. We use Cash Available for Distribution as a performance metric to compare our cash generating performance from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. Cash Available for Distribution does not reflect changes in working capital balances. Adjusted EBITDA and Cash Available for Distribution are also used as quantitative standards by our management and by external users of our financial statements such as investors, research analysts, our lenders and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure. Adjusted EBITDA and Distributable Cash Flow are not intended to represent cash flows for the period, nor are they presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

        We are unable to reconcile our forecasted Adjusted EBITDA or Cash Available for Distribution to forecasted GAAP net income (loss) or net cash flow provided by operating activities because it would take unreasonable efforts to predict the future impact of adjustments to (i) net income (loss) for unit based compensation and asset management fees, (gains) losses from mark-to-market activities and equity investments or asset impairments due to the difficulty of doing so, or (ii) net cash flow provided by operating activities because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. Additionally, we are unable to address the probable significance of the unavailable reconciliation, in significant part due to ranges in our forecast impacted by changes in oil and natural gas prices and reserves which affect certain reconciliation items.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

        Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

  General

        Our partnership agreement requires that, on or about the last day of each of February, May, August and November, we distribute all of our available cash to unitholders of record on the applicable record date.

  Definition of Available Cash

        Available cash generally means, for any quarter, all cash on hand at the end of that quarter:

  •
  less, the amount of cash reserves established by our general partner to:

  •
  provide for the proper conduct of our business (including cash reserves for our future capital expenditures and anticipated future debt service requirements) subsequent to that quarter;

  •
  comply with applicable law, any of our debt instruments or other agreements; or

  •
  provide funds for distributions to our unitholders for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent us from distributing the minimum quarterly distribution on all common units for that quarter);

  •
  plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

        The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to unitholders, and with the intent of the borrower to repay such borrowings within twelve months with funds other than from additional working capital borrowings.

        Furthermore, our general partner may not establish cash reserves if the effect of such reserves would be that we are unable to distribute the cash portion of any distributions on our Class B preferred units or on our common units for that quarter.

  Minimum Quarterly Distribution

        The minimum quarterly distribution under our partnership agreement is $0.50 per unit, or $2.00 on an annualized basis. There is no guarantee that we will pay the minimum quarterly distribution on our units in any quarter. For example, we do not expect to fully fund our annualized minimum quarterly distribution of $0.50 per common unit for the twelve months ending September 30, 2017. Please read "Cash Distribution Policy and Restrictions on Distributions—Forecast of Cash Distributions through September 30, 2017." The amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

  Class A Preferred Units

        In March and April 2015, we issued 10,859,375 Class A preferred units to various purchasers. We used the proceeds from the issuance of the Class A preferred units to partially fund our acquisition of wellbore interests in certain oil and natural gas properties in the Eagle Ford Shale in South Texas and for general working capital purposes. Our Class A preferred units were entitled to receive quarterly distributions at a rate of (i) 11.5% per annum (2.875% per quarter) from April 1, 2016 through and including March 31, 2017 and (ii) 12.5% per annum (3.125% per quarter) from and after April 1, 2017. All of our issued and outstanding Class A preferred units were converted into common units effective March 31, 2016, and, as a result, we have no Class A preferred units. The issuance of any additional Class A preferred units is subject to the prior consent of the holders of Class B preferred units.

  Class B Preferred Units

        In October 2015, we issued 19,444,445 Class B preferred units to an affiliate of Stonepeak Infrastructure Partners. We used the proceeds from the issuance of the Class B preferred units to pay a portion of the consideration for our purchase of the Western Catarina Midstream System, along with the payment to the purchaser of a fee equal to 2.25% of the consideration paid for the Class B preferred units.

        Subject to the increased distributions discussed below, (i) if paid fully in cash, our Class B preferred units are entitled to receive quarterly distributions at a rate of 10% per annum (2.5% per quarter), and (ii) if paid in a combination of cash and Class B Preferred PIK Units (as defined in our partnership agreement), our Class B preferred units are entitled to receive quarterly distributions at a rate of 8% per annum (2.0% per quarter) payable in cash and 4% per annum (1% per quarter) payable in Class B Preferred PIK Units. On or before September 30, 2016, we are required to use good faith efforts to issue, in one or more transactions (excluding issuances pursuant to our long-term incentive plan), additional common units in exchange for cash in an aggregate amount equal to at least $75,000,000 less the value of the Class A preferred units that were converted on March 31, 2016. If such transaction has not been consummated, then until the end of the quarter in which such transaction has been consummated, (x) if paid fully in cash, our Class B preferred units are entitled to receive quarterly distributions at a rate of 14% per annum (3.5% per quarter), and (y) if paid in a combination of cash and Class B Preferred PIK Units, our Class B preferred units are entitled to receive quarterly distributions at a rate of 12% per annum (3.0% per quarter) payable in cash and 4% per annum (1% per quarter) payable in Class B Preferred PIK Units.

  General Partner Interest and Incentive Distribution Rights

        Our general partner owns a non-economic general partner interest. SP Holdings, the sole member of our general partner, holds all of our incentive distribution rights, which entitles it to receive increasing percentages, up to 35.5%, of the cash distributed from operating surplus (as defined below) in excess of $0.875 per common unit per quarter.

Operating Surplus and Capital Surplus

  General

        Any distributions that we make will be characterized as made from "operating surplus" or "capital surplus." Distributions from operating surplus are made differently than cash distributions that we would make from capital surplus. Operating surplus distributions will be made to our unitholders and, if we make quarterly distributions above the first target distribution level described below, to the holder of our incentive distribution rights. We do not anticipate that we will make any distributions from capital surplus. In such an event, however, any capital surplus distribution would be made pro rata to all common unitholders, until the minimum quarterly distribution is reduced to zero, as described below, and thereafter we will make all distributions from capital surplus as if they were from operating surplus, but the holder of the incentive distribution rights would generally not participate in any capital surplus distributions with respect to those rights.

        In determining operating surplus and capital surplus, we will only take into account our proportionate share of our consolidated subsidiaries, provided they are not wholly owned, and our proportionate share of entities accounted for under the equity method.

  Operating Surplus

        We define operating surplus as:

  •
  $20.0 million (as described below); plus

  •
  all of our cash receipts, excluding cash from interim capital transactions (as defined below), provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date shall be amortized in operating surplus in equal quarterly installments over the remaining scheduled term of such commodity hedge or interest rate hedge; plus

  •
  working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

  •
  cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in connection with consummating the initial public offering of our predecessor, to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the replacement, improvement, addition, expansion, acquisition, construction or development of a capital asset and ending on the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

  •
  cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in connection with the initial public offering of our predecessor, to pay interest on debt incurred, or to pay distributions on equity issued, to finance the expansion capital expenditures referred to in the prior bullet; less

  •
  all of our operating expenditures (as defined below); less

  •
  the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

  •
  all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such twelve-month period with the proceeds of additional working capital borrowings; less

  •
  any cash loss realized on disposition of an investment capital expenditure.

        As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by our operations. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $20.0 million of cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

        The proceeds of working capital borrowings increase operating surplus, and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if working capital borrowings, which increase operating surplus, are not repaid during the twelve-month period following the borrowing, they will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowings are in fact repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

        We define interim capital transactions as (i) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and items purchased on open account or for a deferred purchase price in the ordinary course of business) and sales of debt securities, (ii) sales of equity interests and (iii) sales or other voluntary or involuntary dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements.

        We define operating expenditures as all of our cash expenditures (or our proportionate share of expenditures in the case of subsidiaries that are not wholly owned), including, but not limited to, taxes, amounts paid under the Services Agreement, reimbursements of expenses of our general partner and its affiliates, director, officer and employee compensation, debt service payments, payments made in the ordinary course of business under interest rate hedge contracts and commodity hedge contracts (provided that payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its settlement or termination date specified therein will be amortized in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract and amounts paid in connection with the initial purchase of a rate hedge contract or a commodity hedge contract will be amortized over the life of such rate hedge contract or commodity hedge contract), estimated maintenance capital expenditures (as discussed in further detail below), and repayment of working capital borrowings; provided, however, that operating expenditures will not include:

  •
  repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid (as described above);

  •
  payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

  •
  expansion capital expenditures;

  •
  actual maintenance capital expenditures;

  •
  investment capital expenditures;

  •
  payment of transaction expenses (including taxes) relating to interim capital transactions;

  •
  distributions to our partners; or

  •
  repurchases of partnership interests (excluding repurchases we make to satisfy obligations under employee benefit plans).

  Capital Surplus

        Capital surplus is defined as any distribution of available cash in excess of our cumulative operating surplus. Although the cash proceeds from interim capital transactions do not increase operating surplus, all distributions of available cash from whatever source are deemed to be from operating surplus until cumulative distributions of available cash exceed cumulative operating surplus. Thereafter, all distributions of available cash are deemed to be from capital surplus to the extent they continue to exceed cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

  •
  borrowings other than working capital borrowings;

  •
  sales of our equity and debt securities; and

  •
  sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets.

  Characterization of Cash Distributions

        Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of our initial public offering equals the operating surplus from the closing of our initial public offering through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As described above, operating surplus includes a basket of $20 million, and therefore does not reflect actual cash on hand that is available for distribution to our unitholders. Rather, this provision enables us, if we choose, to distribute as operating surplus up to that amount of cash we receive in the future from interim capital transactions that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

  Capital Expenditures

        Expansion capital expenditures are cash expenditures incurred for capital improvements that we expect will increase our operating capacity, operating income or asset base over the long term. Examples of expansion capital expenditures include the construction, development or acquisition of assets associated with our business to the extent such capital expenditures are expected to expand our operating capacity, our operating income or our asset base. Expansion capital expenditures also include interest payments (and related fees) on debt incurred and distributions in respect of equity issued (including incremental distributions on incentive distribution rights) to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the replacement, improvement, addition, expansion acquisition, construction, development or capital contribution of a capital asset and ending on the earlier to occur of the date that such capital improvement commences commercial service and the date that such capital improvement is abandoned or disposed of.

        Maintenance capital expenditures are cash expenditures made to maintain, over the long-term, our operating capacity, operating income or asset base. Examples of maintenance capital expenditures are expenditures to develop and replace our oil and natural gas reserves as well as the repair, refurbishment and replacement of gathering and transportation assets, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

        Because our maintenance capital expenditures can be very large and irregular, the amount of our actual maintenance capital expenditures may differ substantially from period-to-period, which could cause similar fluctuations in the amounts of operating surplus and cash available for distribution to our unitholders if we subtracted actual maintenance capital expenditures from operating surplus. As a result, to eliminate the effect on operating surplus of these fluctuations, our partnership agreement requires that an estimate of the average quarterly maintenance capital expenditures necessary to maintain our asset base over the long-term be subtracted from operating surplus each quarter as opposed to the actual amounts spent. The amount of estimated maintenance capital expenditures deducted from operating surplus is subject to review and change by the board of directors of our general partner at least once a year. The estimate is made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our future estimated maintenance capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will impact our business. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only.

        The use of estimated maintenance capital expenditures in calculating operating surplus has the following effects:

  •
  it reduces the risk that maintenance capital expenditures in any one quarter will be large enough to render operating surplus less than the minimum quarterly distribution to be paid on all the units for that quarter and subsequent quarters;

  •
  it increases our ability to distribute as operating surplus cash we receive from non-operating sources;

  •
  it is more difficult for us to raise our distribution above the minimum quarterly distribution and pay distributions on our incentive distribution rights; and

  •
  it reduces the likelihood that a large maintenance capital expenditure during one quarterly distribution period will prevent the payment of a distribution on the incentive distribution rights in respect of any quarterly distribution period since the effect of an estimate is to spread the expected expense over several periods, thereby mitigating the effect of the actual payment of the expenditure on any single period.

        Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of facilities that are in excess of the maintenance of our existing operating capacity or operating income, but that are not expected to expand our operating capacity or operating income over the long term.

        Capital expenditures that are made in part for maintenance capital purposes, investment capital purposes and/or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditure by our general partner.

Distributions of Available Cash From Operating Surplus

        Our partnership agreement requires that we make distributions of available cash from operating surplus from any quarter in the following manner:

  •
  first, 100% to holders of our Class B preferred units, pro rata, until we distributed for each Class B preferred unit an amount equal to the quarterly distribution for such Class B preferred units, as described above under "—Distributions of Available Cash—Class B Preferred Units;"

  •
  second, 100% to common unitholders, pro rata, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—Incentive Distribution Rights" below.

Incentive Distribution Rights

        Incentive distribution rights represent the right to receive increasing percentages (13.0%, 23.0% and 35.5%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. SP Holdings holds the incentive distribution rights, but may transfer these rights, subject to the restrictions set forth in our partnership agreement.

        If, for any quarter, we have distributed available cash from operating surplus to the common unitholders in an amount equal to the minimum quarterly distribution, then we will make additional distributions from operating surplus for that quarter among the common unitholders and SP Holdings (in its capacity as the holder of our incentive distribution rights) in the following manner:

  •
  first, 100% to common unitholders, pro rata, until each unitholder receives a total of $0.575 per unit for that quarter (the "first target distribution");

  •
  second, 87.0% to common unitholders, pro rata, and 13.0% to the holders of our incentive distribution rights, until each unitholder receives a total of $0.625 per unit for that quarter (the "second target distribution");

  •
  third, 77.0% to common unitholders, pro rata, and 23.0% to the holders of our incentive distribution rights, until each unitholder receives a total of $0.875 per unit for that quarter (the "third target distribution"); and

  •
  thereafter, 64.5% to common unitholders, pro rata, and 35.5% to the holders of our incentive distribution rights.

SP Holdings' Right to Reset Incentive Distribution Levels

        SP Holdings, as the holder of all of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments to SP Holdings would be based. If SP Holdings transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that SP Holdings holds all of the incentive distribution rights at the time that a reset election is made. The right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions are based may be exercised, without approval of our common unitholders or the conflicts committee of the board of directors of our general partner, at any time when we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the four most recently completed fiscal quarters. The reset minimum quarterly distribution amount and the target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset target distribution levels until cash distributions per unit following the reset event increase as described below. We anticipate that SP Holdings would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to SP Holdings.

        In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by SP Holdings of incentive distribution payments based on the target cash distributions prior to the reset, SP Holdings will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the "cash parity" value of the cash distributions related to the incentive distribution rights received by SP Holdings for the two quarters prior to the reset event as compared to the average of the cash distributions per common unit during this period.

        The number of common units that SP Holdings would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (i) the amount of cash distributions received by SP Holdings in respect of its incentive distribution rights during each of the two full fiscal quarters ended immediately prior to the date of such reset election by (ii) the average of the cash distributed per common unit during each of those two quarters.

        Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average of the cash distributions per common unit for the two full fiscal quarters immediately preceding the reset election (which amount we refer to as the "reset minimum quarterly distribution") and the target distribution levels will be reset to be correspondingly higher such that we would make distributions from operating surplus for each quarter thereafter as follows:

  •
  first, 100% to common unitholders, pro rata, until each such unitholder receives an amount per unit equal to 115.0% of the reset minimum quarterly distribution for that quarter;

  •
  second, 87.0% to common unitholders, pro rata, and 13.0% to SP Holdings, until each such unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

  •
  third, 77.0% to common unitholders, pro rata, and 23.0% to SP Holdings, until each such unitholder receives an amount per unit equal to 175.0% of the reset minimum quarterly distribution for the quarter; and

  •
  thereafter, 64.5% to common unitholders, pro rata, and 35.5% to SP Holdings.

        The following table illustrates the percentage allocation of available cash from operating surplus between the common unitholders and SP Holdings (in its capacity as the holder of our incentive distribution rights) at various cash distribution levels (1) pursuant to the cash distribution provisions of our partnership agreement currently in effect as well as (2) following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average of the quarterly cash distributions per common unit during the two fiscal quarters immediately preceding the reset election was $0.875.

		Marginal Percentage Interest in Distributions
	Quarterly Distribution per Common Unit Prior to Reset	Common Unitholders	SP Holdings (in its capacity as holder of our Incentive Distribution Rights)	Quarterly Distribution Per Common Unit Following Hypothetical Reset
Minimum Quarterly Distribution	up to $0.50	100.0%	0.0%	up to $0.875(1)
First Target Distribution	above $0.50 up to $0.575	100.0%	0.0%	above $0.875 up to $1.006(2)
Second Target Distribution	above $0.575 up to $0.625	87.0%	13.0%	above $1.006 up to $1.094(3)
Third Target Distribution	above $0.625 up to $0.875	77.0%	23.0%	above $1.094 up to $1.531(4)
Thereafter	above $0.875	64.5%	35.5%	above $0.1531

(1)
This amount is equal to the hypothetical reset minimum quarterly distribution.

(2)
This amount is 115.0% of the hypothetical reset minimum quarterly distribution.

(3)
This amount is 125.0% of the hypothetical reset minimum quarterly distribution.

(4)
This amount is 175.0% of the hypothetical reset minimum quarterly distribution.

        The following table illustrates the total amount of available cash from operating surplus that would be distributed to our common unitholders and SP Holdings (in its capacity as the holder of our incentive distribution rights), in respect of its incentive distribution rights, based on the average of the amounts distributed for the two fiscal quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be                        common units outstanding and the average distribution to each common unit would be $0.875 per quarter for the two fiscal quarters.

Cash Distributions Prior to Reset
	Quarterly Distribution per Common Unit Prior to Reset	Common Unitholders	Incentive Distribution Rights	Total
(in thousands, except per unit data)
Minimum Quarterly Distribution	up to $0.50	$	$	$
First Target Distribution	above $0.50 up to $0.575
Second Target Distribution	above $0.575 up to $0.625
Third Target Distribution	above $0.625 up to $0.875
Thereafter	above $0.875

		$	$	$

        The following table illustrates the total amount of available cash from operating surplus that would be distributed to our common unitholders and SP Holdings (in its capacity as the holder of our incentive distribution rights), in respect of its incentive distribution rights, with respect to the quarter after the reset occurs. The table reflects that, as a result of the reset, there would be                        common units outstanding and the distribution to each common unit would be $0.875. The number of common units issued to SP Holdings as a result of the reset was calculated by dividing (i) $            , as the average amounts received by SP Holdings in respect of its incentive distribution rights for the two fiscal quarters immediately prior to the reset as shown in the table above, by (ii) the average of the cash distributions made on each common unit for the two fiscal quarters immediately prior to the reset, as shown in the table above, or $1.750.

Cash Distributions After Reset
	Quarterly Distribution per Common Unit After Reset	Common Unitholders	Incentive Distribution Rights	Total
(in thousands, except per unit data)
Minimum Quarterly Distribution	up to $0.875	$	$	$
First Target Distribution	above $0.875 up to $1.006
Second Target Distribution	above $1.006 up to $1.094
Third Target Distribution	above $1.094 up to $1.531
Thereafter	above $1.531

		$	$	$

        SP Holdings (as the holder of our incentive distribution rights) will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the immediately preceding four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions from Capital Surplus

  How Distributions from Capital Surplus Will Be Made

        Our partnership agreement requires that we make distributions from capital surplus, if any, in the following manner:

  •
  first, 100% to holders of our Class B preferred units, pro rata, until we distribute for each Class B preferred unit an amount equal to the quarterly distribution for such Class B preferred units, as described above under "—Distributions of Available Cash—Class B Preferred Units;"

  •
  second, 100% to our common unitholders, pro rata, until the minimum quarterly distribution is reduced to zero as described below; and

  •
  thereafter, we will make all distributions from capital surplus as if they were from operating surplus.

  Effect of a Distribution From Capital Surplus

        Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from our initial public offering, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion that the distribution had to the fair market value of the common units immediately prior to the announcement of the distribution (or the average of the closing prices for the 20 consecutive trading days immediately prior to the ex-dividend date). Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for SP Holdings (in its capacity as the holder of our incentive distribution rights) to receive incentive distributions. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution.

        Once we reduce the minimum quarterly distribution and target distribution levels to zero, all future distributions will be made such that 64.5% is paid to all unitholders, pro rata, and 35.5% is paid to the holder or holders of incentive distribution rights, pro rata.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our common units into fewer common units or subdivide our common units into a greater number of common units, our partnership agreement specifies that the following items will be proportionately adjusted:

  •
  the minimum quarterly distribution;

  •
  the target distribution levels; and

  •
  the unrecovered initial unit price, as described below under "—Distributions of Cash Upon Liquidation."

        For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50.0% of its initial level. Our partnership agreement provides that we do not make any adjustment by reason of the issuance of additional units for cash or property.

        In addition, if as a result of a change in law or interpretation thereof, we are or any of our subsidiaries is treated as an association taxable as a corporation or are otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, our general partner may, in its sole discretion, reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is cash for that quarter (after deducting our general partner's estimate of our additional aggregate liability for the quarter for such income and withholdings taxes payable by reason of such change in law or interpretation) and the denominator of which is the sum of (1) cash for that quarter, plus (2) our general partner's estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation thereof. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in distributions with respect to subsequent quarters.

Distributions of Cash Upon Liquidation

  General

        If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the holders of the incentive distribution rights, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

        The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of units to a repayment of the initial value contributed by unitholders for their units in our initial public offering, which we refer to as the "initial unit price" for each unit. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of SP Holdings.

  Manner of Adjustments for Gain

        The manner of the adjustment for gain is set forth in the partnership agreement. We will generally allocate any gain to the partners in the following manner:

  •
  first, to the general partner to the extent of any negative balance in its capital account;

  •
  second, to the holders of Class B preferred units, until the cumulative amounts of gain allocated to such holders is equal to the cumulative losses previously allocated to such holders as described below in "—Manner of Adjustments for Losses";

  •
  third, 100% to all unitholders, pro rata (determined without regard to any Class B preferred units, as applicable, then held by them), until the capital account in respect of each common unit then outstanding is equal to the sum of (i) its unrecovered initial unit price; (ii) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs, reduced by any distribution made from operating surplus in satisfaction of the minimum quarterly distribution with respect to such common unit for such quarter; and (iii) the excess of (a) the first target distribution per unit less the minimum quarterly distribution per unit for each quarter after November 20, 2006 or the date of the most recent reset election, if any; over (b) the cumulative amount per unit of any distributions of cash or cash equivalents that are deemed to be from operating surplus in excess of the minimum quarterly distribution per unit that we have distributed to the unitholders, pro rata, for each quarter of our existence;

  •
  fourth, 87.0% to all unitholders, pro rata (determined without regard to any Class B preferred units, as applicable, then held by them), and 13.0% to SP Holdings (in its capacity as the holder of our incentive distribution rights), until the capital account in respect of each common unit then outstanding is equal to the sum of: (i) the first liquidation target amount, and (ii) the excess of (a) the second target distribution less the first target distribution per unit for each quarter after November 20, 2006 or the date of the date of the most recent reset election, if any, over (b) the cumulative amount per unit of any distributions of cash or cash equivalents that are deemed to be from operating surplus in excess of the first target distribution per unit that we distributed 87.0% to the unitholders, pro rata, and 13.0% to SP Holdings (in its capacity as the holder of our incentive distribution rights) for each quarter of our existence;

  •
  fifth, 77.0% to all unitholders, pro rata (determined without regard to any Class B preferred units, as applicable, then held by them), and 23.0% to SP Holdings (in its capacity as the holder of our incentive distribution rights), until the capital account in respect of each common unit then outstanding is equal to the sum of: (i) the second liquidation target amount, and (ii) the excess of (a) the third target distribution less the second target distribution for each quarter after November 20, 2006 or the date of the date of the most recent reset election, if any, over (b) the cumulative amount per unit of any distributions of cash or cash equivalents that are deemed to be from operating surplus in excess of the second target distribution per unit that we distributed 77.0% to the unitholders, pro rata, and 23.0% to SP Holdings (in its capacity as the holder of our incentive distribution rights) for each quarter of our existence; and

  •
  finally, 64.5% to all unitholders, pro rata (determined without regard to any or Class B preferred units, as applicable, then held by them), and 35.5% to SP Holdings (in its capacity as the holder of our incentive distribution rights).

  Manner of Adjustments for Losses

        We will generally allocate any loss to our unitholders in the following manner:

  •
  first, to our common unitholders in proportion to the positive balances in their capital accounts, until the capital accounts of the common unitholders have been reduced to zero;

  •
  second, to the holders of our Class B preferred units pro rata in accordance with the number of Class B preferred units held by them, until the capital accounts of the holders of Class B preferred units have been reduced to zero;

  •
  thereafter, to our general partner.

  Adjustments to Capital Accounts

        We will make adjustments to capital accounts upon the issuance of additional units and upon the conversion of the Class B preferred units into common units. In doing so, we generally will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the holders of our incentive distribution rights in the same manner as we allocate gain or loss upon liquidation.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its directors, officers and affiliates, including SP Holdings and SOG, on the one hand, and us and our limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to SP Holdings. At the same time, our general partner has a duty to manage our partnership in a manner that it believes is not adverse to our interests. Our partnership agreement specifically defines the remedies available to unitholders for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to the limited partners and the partnership.

        Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or our limited partners, on the other hand, the resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all of our limited partners and shall not constitute a breach of our partnership agreement, of any agreement contemplated thereby or of any duty, if the resolution or course of action in respect of such conflict of interest is:

  •
  approved by the conflicts committee of our general partner, although our general partner is not obligated to seek such approval;

  •
  approved by the holders of a majority of the outstanding common units, excluding any such units owned by our general partner or any of its affiliates;

  •
  determined by the board of directors of our general partner to be on terms no less favorable to us than those generally being provided to, or available from, unrelated third parties; or

  •
  determined by the board of directors of our general partner to be fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        Our general partner may, but is not required to, seek the approval of such resolutions or courses of action from the conflicts committee of its board of directors or from the holders of a majority of the outstanding common units as described above. If our general partner does not seek approval from the conflicts committee or from holders of common units as described above and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then our partnership agreement provides that it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of us or any of our unitholders, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner may consider any factors that it determines in good faith to consider when resolving a conflict. An independent third-party is not required to evaluate the resolution. Under our partnership agreement, a determination, other action or failure to act by our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) will be deemed to be "in good faith," unless our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) believed such determination, other action or failure to act was adverse to the interests of the partnership.

        Conflicts of interest could arise in the situations described below, among others:

Actions taken by our general partner may affect the amount of cash available to pay distributions to unitholders.

        The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

  •
  amount and timing of asset purchases and sales;

  •
  cash expenditures;

  •
  borrowings;

  •
  entry into and repayment of current and future indebtedness;

  •
  issuance of additional units; and

  •
  the creation, reduction or increase of reserves in any quarter.

        In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of enabling our general partner or its affiliates to receive distributions on the incentive distribution rights.

        In addition, our general partner may use an amount, initially equal to $20.0 million, which would not otherwise constitute operating surplus, in order to permit the payment of distributions on the incentive distribution rights. All of these actions may affect the amount of cash or equity distributed to our unitholders and our general partner. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions."

        For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units, our partnership agreement permits us to borrow funds, which would enable us to make such distribution on all outstanding units. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Operating Surplus and Capital Surplus—Operating Surplus."

The directors and officers of our general partner have a fiduciary duty to make decisions in the best interests of the owners of our general partner, which may be contrary to our interests.

        Because certain officers and/or certain directors of our general partner are also directors, managers and/or officers of affiliates of our general partner, including SP Holdings, SOG and certain of their affiliates, they have fiduciary duties to such entities that may cause them to pursue business strategies that disproportionately benefit them or which otherwise are not in our best interests.

Our general partner is allowed to take into account the interests of parties other than us, such as SP Holdings, SOG and their affiliates, in exercising certain rights under our partnership agreement.

        Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by Delaware fiduciary duty law as permitted by the Delaware Act. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its call right, its voting rights with respect to any units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation.

Our partnership agreement limits the liability of, and replaces the duties owed by, our general partner and also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

        In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement provides that:

  •
  our general partner shall not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning that it believed that the decision was not adverse to the interests of our partnership;

  •
  our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or, in the case of a criminal matter, acted with knowledge that its conduct was criminal; and

  •
  in resolving conflicts of interest, it will be presumed that in making its decision the general partner, the board of directors of the general partner or the conflicts committee of the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

        By taking ownership of a common unit, a common unitholder will agree to become bound by the provisions in our partnership agreement, including the provisions discussed above. Please read "—Fiduciary Duties."

Common unitholders have no right to enforce obligations of our general partner and its affiliates under agreements with us.

        Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, are not and will not be the result of arm's-length negotiations.

        Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm's-length negotiations. Our general partner will determine, in good faith, the terms of any of such future transactions.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

        Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval, necessary or appropriate to conduct our business, including, but not limited to, the following actions:

  •
  expending, lending or borrowing money, assuming, guaranteeing or otherwise contracting for indebtedness and other liabilities, issuing evidences of indebtedness, including indebtedness that is convertible into our securities, and incurring any other obligations;

  •
  preparing and transmitting tax, regulatory and other filings, periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

  •
  acquiring, disposing, mortgaging, pledging, encumbering, hypothecating, granting a security interest in or exchanging our assets or merging or otherwise combining us with or into another person;

  •
  negotiating, executing and performing contracts, conveyance or other instruments;

  •
  distributing cash;

  •
  selecting or dismissing employees and agents, outside attorneys, accountants, consultants and contractors and determining their compensation and other terms of employment or hiring;

  •
  maintaining insurance for our benefit;

  •
  forming, acquiring an interest in, and contributing property and loaning money to, any further limited partnerships, joint ventures, corporations, limited liability companies or other relationships;

  •
  controlling all matters affecting our rights and obligations, including bringing and defending actions at law or in equity or otherwise litigating, arbitrating or mediating, and incurring legal expense and settling claims and litigation;

  •
  indemnifying any person against liabilities and contingencies to the extent permitted by law;

  •
  purchasing, selling or otherwise acquiring or disposing of our partnership interests, or issuing, purchasing or otherwise acquiring additional options, rights, warrants, appreciation rights, phantom or tracking interests relating to our partnership interests; and

  •
  entering into agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

        Please read "The Partnership Agreement" for information regarding the voting rights of unitholders.

Common units are subject to our general partner's call right.

        If at any time our general partner and its controlled affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at the market price calculated in accordance with the terms of our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have its common units repurchased at an undesirable time or price. Please read "The Partnership Agreement—Limited Call Right."

We may not choose to retain separate counsel for ourselves or for the holders of common units.

        Attorneys, independent accountants and others who perform services for us may be retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee of the board of directors of our general partner and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the conflict committee in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict, although we may choose not to do so.

Our general partner's affiliates may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

        Our partnership agreement provides that our general partner is restricted from engaging in any business other than those incidental to its ownership of interests in us. However, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us, and may acquire, construct or dispose of assets in the future without any obligation to offer us the opportunity to acquire those assets. In addition, under our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner and its affiliates. As a result, neither our general partner nor any of its affiliates have any obligation to present business opportunities to us.

The holder or holders of our incentive distribution rights may elect to cause us to issue common units to it in connection with a resetting of incentive distribution levels without the approval of our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

        The holder or holders of a majority of our incentive distribution rights (initially SP Holdings) have the right, at any time when they have received incentive distributions at the highest level to which they are entitled (35.5%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution levels at the time of the exercise of the reset election. Following a reset election, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the "reset minimum quarterly distribution"), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

        We anticipate that SP Holdings would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per unit without such conversion. However, SP Holdings may transfer the incentive distribution rights at any time. It is possible that SP Holdings or a transferee could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when the holders of the incentive distribution rights expect that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, the holders of the incentive distribution rights may be experiencing, or may expect to experience, declines in the cash distributions that it receives related to the incentive distribution rights and may therefore desire to be issued our common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for them to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new common units to the holders of the incentive distribution rights in connection with resetting the target distribution levels. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions-Incentive Distribution Rights."

Fiduciary Duties

        Duties owed to unitholders by our general partner are prescribed by law and in our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership.

        Our partnership agreement contains various provisions that eliminate and replace the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise might be problematic under otherwise applicable state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has a duty to manage our partnership in good faith and a duty to manage our general partner in a manner beneficial to its owner. Without these modifications, our general partner's ability to make decisions involving conflicts of interest would be restricted. Replacing the fiduciary duty standards in this manner benefits our general partner by enabling it to take into consideration all parties (including it and its affiliates) involved in the proposed action. Replacing the fiduciary duty standards also strengthens the ability of our general partner to attract and retain experienced and capable directors. However, modifying the fiduciary duty standards represents a detriment to our public unitholders because it restricts the recourse otherwise available to our public unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permits our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interests.

        The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in be entirely fair to the partnership.
Partnership agreement modified standards

Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in "good faith" and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards replace the obligations to which our general partner would otherwise be held.

If our general partner does not obtain approval from the conflicts committee of the board of directors of our general partner or our common unitholders, excluding any such units owned by our general partner or its affiliates, and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, its board, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards replace the obligations to which our general partner would otherwise be held.

Rights and remedies of unitholders

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third-party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its duties to the limited partners.

The Delaware Act provides that, unless otherwise provided in a partnership agreement, a partner or other person shall not be liable to a limited partnership or to another partner or to another person that is a party to or is otherwise bound by a partnership agreement for breach of fiduciary duty for the partner's or other person's good faith reliance on the provisions of the partnership agreement. Under our partnership agreement, to the extent that, at law or in equity an indemnitee has duties (including fiduciary duties) and liabilities relating thereto to us or to our partners, our general partner and any other indemnitee acting in connection with our business or affairs shall not be liable to us or to any partner for its good faith reliance on the provisions of our partnership agreement.

        By taking ownership of our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

        Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was criminal. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read "The Partnership Agreement—Indemnification."

 DESCRIPTION OF THE COMMON UNITS

The Units

        The common units are a separate class of limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units in and to partnership distributions, please read this section and "Provisions of Our Partnership Agreement Relating to Cash Distributions." For a description of other rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement."

Transfer Agent and Registrar

  Duties

        Computershare Trust Company, N.A. serves as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by unitholders:

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  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

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  special charges for services requested by a holder of a common unit; and

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  other similar fees or charges.

        There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

  Resignation or Removal

        The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed or a successor has not accepted its appointment, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        Upon the transfer of a common unit in accordance with our partnership agreement, the transferee of the common unit shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

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  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

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  automatically becomes bound by the terms and conditions of our partnership agreement; and

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  gives the consents, waivers and approvals contained in our partnership agreement.

        Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. Our partnership agreement is filed with the registration statement of which this prospectus is a part.

        We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

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  with regard to distributions, please read "Provisions of Our Partnership Agreement Relating to Cash Distributions";

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  with regard to the duties of, and standard of care applicable to, our general partner, please read "Conflicts of Interest and Fiduciary Duties";

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  with regard to the transfer of common units, please read "Description of the Common Units—Transfer of Common Units"; and

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  with regard to allocations of taxable income and taxable loss, please read "Material Tax Considerations."

Organization and Duration

        We were formed in 2005 as a limited liability company until our conversion on March 6, 2015 into a limited partnership. We will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

        Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner shall not cause us to take any action that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes.

        Although our general partner has the ability to cause us and our current or future subsidiaries to engage in activities other than our current business, our general partner may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts that it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

        Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to SP Holdings in respect of its incentive distribution rights. For a description of these cash distribution provisions, please read "Provisions of Our Partnership Agreement Relating to Cash Distributions."

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Voting Rights

        The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a "unit majority" require the approval of a majority of the common units. Holders of Class B preferred units have voting rights identical to the voting rights of the common unitholders and vote together with the common units as a single class, such that the Class B preferred units (including, for the avoidance of doubt, the Class B Preferred PIK Units) will be entitled to one vote for each common unit into which such Class B preferred units are convertible, except that the Class B preferred units are entitled to vote as a separate class on any matter on which unitholders are entitled to vote that adversely affects the rights or preferences of the Class B preferred units in relation to other classes of partnership interests.

        In voting their common units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

        The incentive distribution rights may be entitled to vote in certain circumstances. Please read "—Voting Rights of Incentive Distribution Rights."

Issuance of additional units	No approval right.
Amendment of the partnership agreement

Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read "—Amendment of the Partnership Agreement." In addition, amendments to the partnership agreement pertaining to the Class B preferred units requires the consent of each holder of a Class B preferred unit, to the extent such amendment would adversely affect such holder.

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read "—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets."
Dissolution of our partnership	Unit majority. Please read "—Dissolution."
Continuation of our business upon dissolution	Unit majority. Please read "—Dissolution."
Withdrawal of our general partner

Under most circumstances, the approval of a majority of the common units and Class B preferred units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to September 30, 2024 in a manner that would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of Our General Partner."

Removal of our general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read "—Withdrawal or Removal of Our General Partner."
Transfer of our general partner interest	No approval right. Please read "—Transfer of General Partner Interest."
Transfer of incentive distribution rights	No approval right. Please read "—Transfer of Incentive Distribution Rights."
Transfer of ownership interests in our general partner	No approval right. Please read "—Transfer of Ownership Interests in the General Partner."

        If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units (other than any class of our preferred units), that person or group loses voting rights on all of its units, unless otherwise required by law or approved by the board of directors of our general partner. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific prior approval of our general partner. In addition, if any person or group beneficially owns 20% or more of any class of units solely as a result of actions taken by us, then the 20% threshold is increased, with respect to such person, to a percentage equal to such person's new beneficial ownership after the taking of such action plus the difference between 20% and such person's beneficial ownership prior to such action.

Applicable Law; Forum, Venue and Jurisdiction

        Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

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  arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

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  brought in a derivative manner on our behalf;

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  asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

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  asserting a claim arising pursuant to any provision of the Delaware Act; or

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  asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. In addition, each party to such claims, suits, actions or proceedings irrevocably waives the right to trial by jury.

        If any limited partner, our general partner or any person holding any beneficial interest in us (whether through a broker, dealer, bank, trust company or clearing corporation) brings any of the claims, suits, actions or proceedings described in the bullets above and such person does not obtain a judgment on the merits that substantially achieves, in substance and amount (if the extent of such achievement is disputed, then as determined by the Court of Chancery of the State of Delaware or such other court with subject matter jurisdiction of such claim, suit, action or proceeding), the full remedy sought, then such limited partner, our general partner or person holding any beneficial interest in us shall be obligated to reimburse us and our affiliates (including our general partner, the directors of our general partner and the owner of our general partner) for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorney's fees and other litigation expenses, that the parties may incur in connection with such claim, suit, action or proceeding. We and our "affiliates," as defined in our partnership agreement (including our general partner, the directors and officers of our general partner, SOG, SP Holdings and Messrs. Sanchez III and Willinger) would be entitled to recover all of their fees, costs and expenses in any such action, and such losing party would be severally liable for all such fees, costs and expenses.

        By taking ownership of a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other court) in connection with any such claims, suits, actions or proceedings. We intend to apply a broad interpretation to each of the foregoing provisions in our partnership agreement in order to apply the fee-shifting provision broadly.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:

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  to remove or replace our general partner;

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  to approve some amendments to our partnership agreement; or

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  to take other action under our partnership agreement

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years.

        Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our subsidiary or any subsidiaries we may have in the future, or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Conversion of Class A Preferred Units

        All of our Class A preferred units converted into common units on March 31, 2016.

Conversion of Class B Preferred Units

        Each of the holders of Class B preferred units (including a Class B Preferred PIK Unit) has the right, at any time at the option of such older, to convert any number of its Class B preferred units into an aggregate amount exceeding the minimum conversion amount of $17,500,000 (or all of the Class B preferred units held by such holder if such holder's Class B preferred units do not exceed the minimum conversion amount) at the Class B conversion rate. The "Class B conversion rate" is equal to (i) the aggregate purchase price for such Class B preferred units plus accrued and unpaid distributions thereon, divided by the lesser of the purchase price for the Class B preferred units and the volume weighted average price for which we issue common units (including pursuant to this offering or in connection with our "at-the-market" equity offering program), multiplied by (ii) the number of Class B preferred units to be converted.

Redemption of Class B Preferred Units

        We have the right to redeem outstanding Class B preferred units as follows:

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  from January 1, 2018 through and including December 31, 2018, we have the right to redeem 33.33% of the then outstanding Class B preferred units for cash in an amount equal to the number of Class B preferred units so redeemed multiplied by the greater of (i) the average of the daily closing price per common unit for the 20 consecutive trading days immediately prior to the redemption date for such units and (ii) 130% of the aggregate purchase price for such Class B preferred units plus accrued and unpaid distributions thereon;

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  from January 1, 2019 through and including December 31, 2019, we have the right to redeem 66.67% of the Class B preferred units outstanding as of January 1, 2018, less any Class B preferred units already redeemed pursuant to the first bullet point above, for cash in an amount equal to the number of Class B preferred units so redeemed multiplied by the greater of (i) the average of the daily closing price per common unit for the 20 consecutive trading days immediately prior to the redemption date for such unit) and (ii) 120% of the aggregate purchase price for such Class B preferred units plus accrued and unpaid distributions thereon;

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  from January 1, 2020 through and including December 31, 2020, we have the right to redeem 100% of the then outstanding Class B preferred units for cash in an amount equal to the number of Class B preferred units so redeemed multiplied by the greater of (i) the average of the daily closing price per common unit for the 20 consecutive trading days immediately prior to the redemption date for such units) and (ii) 110% of the aggregate purchase price for such Class B preferred units plus accrued and unpaid distributions thereon;

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  from and after January 1, 2021, we have the right to redeem 100% of the then outstanding Class B preferred units for cash in an amount equal to the number of Class B preferred units so redeemed multiplied by the greater of (i) the average of the daily closing price per common unit for the 20 consecutive trading days immediately prior to the redemption date for such units) and (ii) the aggregate purchase price for such Class B preferred units plus accrued and unpaid distributions thereon; and

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  if we fail to redeem all outstanding Class B preferred units on or before December 31, 2021, then we will be deemed to have breached our partnership agreement and holders of Class B preferred units will be entitled to pursue any and all rights or remedies that may be available to them at law or in equity in respect of such breach. In addition, if we fail to redeem all outstanding Class B preferred units on or before December 31, 2021, then (A) the distribution payable on the Class B preferred units from and after December 31, 2021 in respect of any Class B preferred units which are not redeemed shall be an amount equal to a rate of 14% per annum (3.0% per quarter) payable in cash on all outstanding Class B preferred units and (B) 100% of our available cash on hand (less any cash reserves established by our general partner) and thereafter received by us shall be distributed to the holders of Class B preferred units, pro rata in accordance with each such holder's ownership of the outstanding Class B preferred units, within five business days after the end of each month, with the first distribution to occur no later than the fifth business day of January 2022 and continuing until all outstanding Class B preferred units have otherwise been redeemed. This right of the holders of our Class B preferred units to have their Class B preferred units redeemed is senior in right of payment to all other distributions or redemptions of our interests by us.

Issuance of Additional Interests

        Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

        It is possible that we will fund acquisitions through the issuance of additional common units or other partnership interests. Holders of any additional common units that we issue will be entitled to share equally with the then-existing common unitholders in our distributions. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing common unitholders in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our current or future subsidiaries from issuing equity interests, which may effectively rank senior to the common units.

Amendment of the Partnership Agreement

  General

        Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority. In addition, amendments to the partnership agreement pertaining to the Class B preferred units requires the consent of each holder of a Class B preferred unit, to the extent such amendment would adversely affect such holder.

  Prohibited Amendments

        No amendment may be made that would:

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  enlarge the obligations of any limited partner without his consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

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  enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

        The provisions of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 75% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates).

  No Unitholder Approval

        Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

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  a change in our name, the location of our principal place of business, our registered agent or our registered office;

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  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

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  a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed);

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  a change in our fiscal year or taxable year and related changes;

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  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not substantially similar to plan asset regulations currently applied or proposed;

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  an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

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  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

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  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

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  any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

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  conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance in certain circumstances; or

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  any other amendments substantially similar to any of the matters described in the clauses above.

        In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

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  do not adversely affect the limited partners, considered as a whole, or any particular class of limited partners, in any material respect;

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  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

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  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement;

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  are necessary or appropriate in connection with the creation, authorization or issuance of any class or series of partnership securities; or

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  are required to effect the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

  Opinion of Counsel and Unitholder Approval

        Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that would reduce the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. Any amendment relating to special unitholder meetings, notices of unitholder meetings, quorum and voting requirements, actions without a meeting and the amendment provisions in our partnership agreement require approval of 75% of our outstanding units. No amendments to our partnership agreement, other than those the general partner can adopt without unitholder approval or in connection with a merger or consolidation, will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

        A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

        In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our units will be an identical unit of our partnership following the transaction and the partnership securities to be issued do not exceed 20% of our outstanding partnership interests (other than incentive distribution rights) immediately prior to the transaction. If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

        We will continue as a limited partnership until dissolved and terminated under our partnership agreement and the Delaware Act. We will dissolve upon:

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  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

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  there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

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  the entry of a decree of judicial dissolution of our partnership;

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  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor; or

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  any other dissolution event as required by applicable Delaware law.

        Upon a dissolution under the penultimate clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

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  the action would not result in the loss of limited liability under Delaware law of any limited partner; and

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  neither we nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in "Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to September 30, 2024 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after September 30, 2024, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read "—Transfer of General Partner Interest."

        Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may appoint a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read "—Dissolution."

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of a unit majority. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner's removal. Notwithstanding that the holder of our Class B preferred units held 82% of our outstanding units as of August 15, 2016, it has agreed that until the earlier of March 31, 2019 and such time that the current owners of our general partner cease to own more than 50% of the equity interests therein, it will not vote in favor of removing our general partner.

        In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value; if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, then the departing general partner's general partner interest and all of its affiliates' incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due to the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

        At any time, our general partner may transfer all or any of its general partner interest to another person without the approval of our common unitholders. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in the General Partner

        At any time, the owners of our general partner may sell or transfer all or part of its ownership interests in our general partner to an affiliate or third-party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

        By transfer of incentive distribution rights in accordance with our partnership agreement, each transferee of incentive distribution rights will be admitted as a limited partner with respect to the incentive distribution rights transferred when such transfer and admission is reflected in our books and records. Each transferee:

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  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

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  automatically becomes bound by the terms and conditions of our partnership agreement; and

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  gives the consents, waivers and approvals contained in our partnership agreement.

        Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of incentive distribution rights as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Incentive distribution rights are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred incentive distribution rights.

        Until an incentive distribution right has been transferred on our books, we and the transfer agent may treat the record holder of the unit or right as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Change of Management Provisions

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Sanchez Production Partners GP LLC as our general partner or from otherwise changing our management. Please read "—Withdrawal or Removal of Our General Partner" for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. Please read "—Meetings; Voting."

Limited Call Right

        If at any time our general partner and its controlled affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign and transfer in whole or in part to any of its affiliates or beneficial owners or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by our general partner, on at least 10, but not more than 60, days' notice. The purchase price in the event of this purchase is the greater of:

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  the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

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  the average of the daily closing prices of the partnership securities of such class over the 20 consecutive trading days preceding the date that is three days before the date the notice is mailed.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material Tax Considerations—Disposition of Units."

Non-Taxpaying Holders; Redemption

        To avoid any adverse effect on the maximum applicable rates chargeable to customers by us or any of our future subsidiaries, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by us or our subsidiaries, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or appropriate to:

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  obtain proof of the U.S. federal income tax status of our limited partners (and their owners, to the extent relevant); and

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  permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Citizen Assignees; Redemption

        If our general partner, with the advice of counsel, determines that we are subject to U.S. federal, state or local laws or regulations that create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

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  obtain proof of the nationality, citizenship or other related status of our limited partners (and their beneficial owners, to the extent relevant); and

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  permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on an applicable record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

        Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Interests." However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates and purchasers specifically approved by our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding (other than any class of our preferred units), that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. This loss of voting rights does not apply (i) to any person or group that acquires the units directly from our general partner or its affiliates, (ii) to any transferees of that person or group approved by our general partner, or (iii) to any person or group who acquires the units with the specific prior approval of our general partner. In addition, if any person or group beneficially owns

20% or more of any class of units solely as a result of actions taken by us, then the 20% threshold is increased, with respect to such person, to a percentage equal to such person's new beneficial ownership after the taking of such action plus the difference between 20% and such person's beneficial ownership prior to such action. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record common unitholders under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Voting Rights of Incentive Distribution Rights

        If a majority of the incentive distribution rights are held by our general partner and its affiliates, the holders of the incentive distribution rights will have no right to vote in respect of such rights on any matter, unless otherwise required by law, and the holders of the incentive distribution rights shall be deemed to have approved any matter approved by our general partner.

        If less than a majority of the incentive distribution rights are held by our general partner and its affiliates, the incentive distribution rights will be entitled to vote on all matters submitted to a vote of unitholders, other than amendments and other matters that our general partner determines do not adversely affect the holders of the incentive distribution rights in any material respect. On any matter in which the holders of incentive distribution rights are entitled to vote, such holders will vote together with the common units as a single class, and such incentive distribution rights shall be treated in all respects as common units when sending notices of a meeting of our limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The relative voting power of the holders of the incentive distribution rights and the common units will be set in the same proportion as cumulative cash distributions, if any, in respect of the incentive distribution rights for the four consecutive quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of units for such four quarters.

Status as Limited Partner

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under "—Limited Liability," the common units and the Class B preferred units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

        Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

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  our general partner;

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  any departing general partner;

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  any person who is or was an affiliate of our general partner or any departing general partner;

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  any person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

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  any person who is or was serving at the request of a general partner, any departing general partner or any of their respective affiliates as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

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  any person who controls our general partner or any departing general partner; and

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  any person designated by our general partner.

        Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner and its affiliates for all direct and indirect expenses they incur or payments they make on our behalf and all other expenses allocable to us or otherwise incurred by our general partner and its affiliates in connection with operating our business. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses may include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

        We will furnish or make available to record holders of our common units, within 105 days after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent registered public accounting firm. Except for our fourth quarter, we will also furnish or make available summary financial information within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

        We will furnish each record holder with information reasonably required for U.S. federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his U.S. federal and state tax liability and in filing his U.S. federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

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  a current list of the name and last known address of each record holder;

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  information as to the amount of cash, and a description and statement of the agreed value of any other capital contribution, contributed or to be contributed by each partner and the date on which each became a partner;

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  copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

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  information regarding the status of our business and financial condition (provided that obligation shall be satisfied to the extent the limited partner is furnished our most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the SEC pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended, or Exchange Act); and

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  any other information regarding our affairs that our general partner determines is just and reasonable.

        Under our partnership agreement, however, each of our limited partners and other persons who acquire interests in our partnership interests do not have rights to receive information from us or any of the persons we indemnify as described above under "—Indemnification" for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other limited partner interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts.

        On October 14, 2015, we entered into a registration rights agreement with Stonepeak Catarina Holdings LLC, an affiliate of Stonepeak Infrastructure Partners, and agreed to register the common units issuable upon conversion of the Class B preferred units, including the common units issuable with respect to Class B Preferred PIK Units.

MATERIAL TAX CONSIDERATIONS

        This section summarizes the material federal income tax consequences that may be relevant to individual citizens or residents of the U.S. owning our common units and, unless otherwise noted in the following discussion, is the opinion of Andrews Kurth LLP insofar as it relates to legal conclusions with respect to matters of federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), existing and proposed Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Sanchez Production Partners LP and our limited liability company operating subsidiaries.

        The following discussion does not comment on all federal income tax matters affecting us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), IRAs, real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose "functional currency" is not the U.S. dollar, persons holding their units as part of a "straddle," "hedge," "conversion transaction" or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Internal Revenue Code. In addition, the discussion only comments, to a limited extent, on state, local, and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of common units and potential changes in applicable laws.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or the consequences of owning our common units. Instead, we will rely on opinions of Andrews Kurth LLP. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will be borne indirectly by our unitholders and our general partner because the costs will reduce the cash available for distribution. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Andrews Kurth LLP and are based on the accuracy of the representations made by us.

        For the reasons described below, Andrews Kurth LLP has not rendered an opinion with respect to the following specific U.S. federal income tax issues:

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  the treatment of a common unitholder whose units are loaned to a short seller to cover a short sale of units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales");

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  whether percentage depletion will be available to a unitholder or the extent of the percentage depletion deduction available to any unitholder (please read "—Tax Treatment of Operations—Depletion Deductions");

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  whether the deduction related to U.S. production activities will be available to a unitholder or the extent of any such deduction to any unitholder (please read "—Tax Treatment of Operations—Deduction for United States Production Activities");

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  whether all aspects of our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Units—Allocations Between Transferors and Transferees"); and

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  whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units").

Partnership Status

        Except as discussed in the following paragraph, a partnership is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner is required to take into account his respective share of items of our income, gain, loss and deduction of the partnership in computing his U.S. federal income tax liability, even if no cash distributions are made to him. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed to him is in excess of his adjusted basis in his partnership interest.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to in this discussion as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, transportation and marketing of natural resources, including oil, natural gas, and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 3% of our current gross income does not constitute qualifying income; however, this estimate could change from time to time. Based on and subject to this estimate, the factual representations made by us, and a review of the applicable legal authorities, Andrews Kurth LLP is of the opinion that more than 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

        No ruling has been or will be sought from the IRS, and the IRS has made no determination as to our status or the status of our operating subsidiaries for U.S. federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Andrews Kurth LLP on such matters. Andrews Kurth LLP is of the opinion, based upon the Internal Revenue Code, its regulations, published revenue rulings, court decisions and factual representations made by us, that we are and will continue to be classified as a partnership, and each of our operating subsidiaries will be disregarded as an entity separate from us, for U.S. federal income tax purposes.

        In rendering its opinion, Andrews Kurth LLP has relied on factual representations made by us. The representations made by us upon which Andrews Kurth LLP has relied include, without limitation:

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  Neither we nor any of our operating subsidiaries have elected or will elect to be treated as a corporation; and

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  For each taxable year, more than 90% of our gross income has been and will be income that Andrews Kurth LLP has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

        We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then distributed that stock to common unitholders in liquidation of their interests in us. This deemed contribution and liquidation would be tax-free to common unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for U.S. federal income tax purposes.

        The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, on May 5, 2015, the Department of Treasury and the IRS released proposed regulations that, if finalized in their current form, would restrict the types of natural resource activities that generate qualifying income for publicly traded partnerships. We believe the income that we treat as qualifying income satisfies the requirements for qualifying income under the proposed regulations. However, the proposed regulations could be changed before they are finalized and could take a position that is contrary to our interpretation of Section 7704 of the Internal Revenue Code. In addition, from time to time, the President and members of the U.S. Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

        If we were taxable as a corporation for U.S. federal income tax purposes in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to common unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a common unitholder would be treated as taxable dividend income to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital to the extent of the common unitholder's tax basis in his units, or taxable capital gain, after the common unitholder's tax basis in his units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a common unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The remainder of this section assumes that we are and will continue to be classified as a partnership for U.S. federal income tax purposes.

Common Unitholder Status

        Common unitholders who become our limited partners will be treated as our partners for U.S. federal income tax purposes. Also, common unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units will be treated as our partners for U.S. federal income tax purposes. A beneficial owner of units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for U.S. federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Items of our income, gain, loss, or deduction are not reportable by a common unitholder who is not a partner for U.S. federal income tax purposes, and any cash distributions received by a common unitholder who is not a partner for U.S. federal income tax purposes would therefore be fully taxable as ordinary income. These common unitholders are urged to consult their own tax advisors with respect to their status as our partners for U.S. federal income tax purposes.

        The references to "common unitholders" in the discussion that follows are to persons who are treated as our partners for U.S. federal income tax purposes.

Tax Consequences of Unit Ownership

  Flow-Through of Taxable Income

        Subject to the discussion below under "—Entity-Level Collections," neither we nor our subsidiaries pay any U.S. federal income tax. Instead, each common unitholder is required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a common unitholder even if he has not received a cash distribution. Each common unitholder is required to include in income his share of our income, gain, loss and deduction for our taxable year or years ending with or within his taxable year. Our taxable year ends on December 31.

  Treatment of Distributions

        Distributions made by us to a common unitholder generally are not taxable to the common unitholder for U.S. federal income tax purposes to the extent of his tax basis in his units immediately before the distribution. Cash distributions made by us to a common unitholder in an amount in excess of his tax basis in his units generally are considered to be gain from the sale or exchange of those units, taxable in accordance with the rules described under "—Disposition of Units" below. To the extent that cash distributions made by us cause a common unitholder's "at risk" amount to be less than zero at the end of any taxable year, the common unitholder must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        Any reduction in a common unitholder's share of our liabilities for which no partner bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that common unitholder.

        A decrease in a common unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a common unitholder, regardless of his tax basis in his units, if the distribution reduces the common unitholder's share of our "unrealized receivables," including recapture of intangible drilling and development costs, depletion and depreciation recapture, and/or substantially appreciated "inventory items," both as defined in Section 751 of the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having received his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the common unitholder's realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the common unitholder's tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

  Basis of Units

        A common unitholder's initial tax basis in his units will be the amount he paid for those units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis generally will be decreased, but not below zero, by distributions to him from us, by his share of our losses, by depletion deductions taken by him to the extent such deductions do not exceed his proportionate share of the adjusted tax basis of the underlying producing properties, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A common unitholder's share of our nonrecourse liabilities will generally be based on his share of our profits. Please read "—Disposition of Units—Recognition of Gain or Loss."

  Limitations on Deductibility of Losses

        The deduction by a common unitholder of his share of our losses is limited to his tax basis in his units and, in the case of an individual, estate, trust or corporate common unitholder (if more than 50% of the value of its stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the common unitholder is considered to be "at risk" with respect to our activities, if that amount is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a common unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a common unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain is no longer utilizable.

        In general, a common unitholder will be at risk to the extent of his tax basis in his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement, or other similar arrangement and (ii) any amount of money the common unitholder borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to another common unitholder or can look only to the units for repayment. A common unitholder's at risk amount will increase or decrease as the tax basis of another common unitholder's common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        The at risk limitation applies on an activity-by-activity basis, and in the case of oil and natural gas properties, each property is treated as a separate activity. Thus, a taxpayer's interest in each oil or gas property is generally required to be treated separately so that a loss from any one property would be limited to the at risk amount for that property and not the at risk amount for all the taxpayer's oil and natural gas properties. It is uncertain how this rule is implemented in the case of multiple oil and natural gas properties owned by a single entity treated as a partnership for U.S. federal income tax purposes. However, for taxable years ending on or before the date on which further guidance is published, the IRS will permit aggregation of oil or gas properties we own in computing a common unitholder's at risk limitation with respect to us. If a common unitholder must compute his at risk amount separately with respect to each oil or gas property we own, he may not be allowed to utilize his share of losses or deductions attributable to a particular property even though he has a positive at risk amount with respect to his units as a whole.

        The passive loss limitation generally provides that individuals, estates, trusts and some closely held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally defined as trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitation is applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available to offset only our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments, a common unitholder's investments in other publicly traded partnerships, or a common unitholder's salary or active business income. Passive losses that are not deductible because they exceed a common unitholder's share of income we generate may only be deducted by the common unitholder in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss limitations are applied after certain other applicable limitations on deductions, including the at risk rules and the tax basis limitation.

        A common unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

  Limitation on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributable to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a common unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit.

        Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss limitations, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its common unitholders for purposes of the investment interest expense limitations. In addition, the common unitholder's share of our portfolio income will be treated as investment income.

  Entity-Level Collections

        If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any common unitholder or any former common unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the common unitholder on whose behalf the payment was made. If the payment is made on behalf of a common unitholder whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current common unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a common unitholder in which event the common unitholder would be required to file a claim in order to obtain a credit or refund.

  Allocation of Income, Gain, Loss and Deduction

        In general, our items of income, gain, loss and deduction will be allocated among our common unitholders in accordance with their percentage interests in us. At any time that distributions are made to the holders of Class B preferred units or we make incentive distributions, gross income will be allocated to the recipients to the extent of these distributions.

        Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for the difference between the tax basis and fair market value of our assets at the time we issue common units in an offering, which assets are referred to in this discussion as "Contributed Property." These allocations are required to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and the "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "book-tax disparity." The effect of these allocations to a common unitholder who purchases common units in such an offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of the offering. In the event we issue additional common units or engage in certain other transactions in the future, Section 704(c) allocations will be made to all holders of common units to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the common unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other common unitholders.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by Section 704(c), will generally be given effect for U.S. federal income tax purposes in determining a common unitholder's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a common unitholder's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to us;

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  the interests of all the common unitholders in profits and losses;

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  the interest of all the common unitholders in cash flow; and

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  the rights of all the common unitholders to distributions of capital upon liquidation.

  Treatment of Short Sales

        A common unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for tax purposes with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  none of our income, gain, loss or deduction with respect to those units would be reportable by the common unitholder;

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  any cash distributions received by the common unitholder with respect to those units would be fully taxable; and

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  all of these distributions would appear to be ordinary income.

        Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Andrews Kurth LLP has not rendered an opinion regarding the treatment of a common unitholder whose common units are loaned to a short seller. Therefore, common unitholders desiring to assure their status as partners and avoid the risk of gain recognition are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their common units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Units—Recognition of Gain or Loss."

  Tax Rates

        Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals currently is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, gains from the sale of certain investment assets held for more than one year) of an individual is 20%. Such rates are subject to change by new legislation at any time.

        In addition, a 3.8% net investment income tax ("NIIT") is imposed on certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a common unitholder's allocable share of our income and gain realized by a common unitholder from a sale of common units. In the case of an individual, the tax is imposed on the lesser of (i) the common unitholder's net investment income from all investments, or (ii) the amount by which the common unitholder's modified adjusted gross income exceeds $250,000 (if the common unitholder is married and filing jointly or a surviving spouse) or $200,000 (if the common unitholder is unmarried). In the case of an estate or trust, the tax is imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

  Section 754 Election

        We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. That election will generally permit us to adjust a unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. The Section 743(b) adjustment applies to a person who purchases common units in an offering from the selling unitholder, but does not apply to a person who purchases common units directly from us, and it belongs only to the purchaser and not to other common unitholders. Please also read, however, "—Allocation of Income, Gain, Loss and Deduction" above. For purposes of this discussion, a common unitholder's inside basis in our assets has two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        The timing and calculation of deductions attributable to Section 743(b) adjustments to our common basis will depend upon a number of factors, including the nature of the assets to which the adjustment is allocable, the extent to which the adjustment offsets any Internal Revenue Code Section 704(c) type gain or loss with respect to an asset and certain elections we make as to the manner in which we apply Internal Revenue Code Section 704(c) principles with respect to an asset to which the adjustment is applicable. Please read "—Allocation of Income, Gain, Loss and Deduction."

        The timing of these deductions may affect the uniformity of our common units. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of common units even if that position is not consistent with these and any other Treasury Regulations or if the position would result in lower annual depreciation or amortization deductions than would otherwise be allowable to some common unitholders. Please read "—Uniformity of Units." Andrews Kurth LLP is unable to opine as to the validity of any such alternate tax positions because there is no clear applicable authority. A common unitholder's basis in a common unit is reduced by his share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the common unitholder's basis in his common units and may cause the common unitholder to understate gain or overstate loss on any sale of such common units. Please read "—Uniformity of Units."

        A Section 754 election is advantageous if the transferee's tax basis in his common units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depletion and depreciation deductions and the transferee's share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his common units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the common units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the fair market value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally either non-amortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceeds the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than such purchaser would have been allocated had the election not been revoked.

Tax Treatment of Operations

  Accounting Method and Taxable Year

        We use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each common unitholder is required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a common unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his common units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of Units—Allocations Between Transferors and Transferees."

  Depletion Deductions

        Subject to the limitations on deductibility of losses discussed above, common unitholders are entitled to deductions for the greater of either cost depletion or (if otherwise allowable) percentage depletion with respect to our oil and natural gas interests. Although the Internal Revenue Code requires each common unitholder to compute his own depletion allowance and maintain records of his share of the adjusted tax basis of the underlying property for depletion and other purposes, we intend to furnish each of our common unitholders with information relating to this computation for U.S. federal income tax purposes. Each common unitholder, however, remains responsible for calculating his own depletion allowance and maintaining records of his share of the adjusted tax basis of the underlying property for depletion and other purposes.

        Percentage depletion is generally available with respect to common unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Internal Revenue Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, natural gas, or derivative products or the operation of a major refinery. Percentage depletion is calculated as an amount generally equal to 15% (and, in the case of marginal production, potentially a higher percentage) of the common unitholder's gross income from the depletable property for the taxable year. The percentage depletion deduction with respect to any property is limited to 100% of the taxable income of the common unitholder from the property for each taxable year, computed without the depletion allowance. A common unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the common unitholder's average net daily production of domestic crude oil, or the natural gas equivalent, does not exceed 1,000 barrels. This depletable amount may be allocated between oil and natural gas production, with 6,000 cubic feet of domestic natural gas production regarded as equivalent to one barrel of crude oil. The 1,000 barrel limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.

        In addition to the foregoing limitations, the percentage depletion deduction otherwise available is limited to 65% of a common unitholder's total taxable income from all sources for the year, computed without the depletion allowance, net operating loss carrybacks, or capital loss carrybacks. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the common unitholder's total taxable income for that year. The carryover period resulting from the 65% net income limitation is unlimited.

        Common unitholders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion deductions are calculated by (i) dividing the common unitholder's share of the adjusted tax basis in the underlying mineral property by the number of mineral units (barrels of oil and thousand cubic feet, or Mcf, of natural gas) remaining as of the beginning of the taxable year and (ii) multiplying the result by the number of mineral units sold within the taxable year. The total amount of deductions based on cost depletion cannot exceed the common unitholder's share of the total adjusted tax basis in the property.

        All or a portion of any gain recognized by a common unitholder as a result of either the disposition by us of some or all of our oil and natural gas interests or the disposition by the common unitholder of some or all of his common units may be taxed as ordinary income to the extent of recapture of depletion deductions, except for percentage depletion deductions in excess of the basis of the property. The amount of the recapture is generally limited to the amount of gain recognized on the disposition.

        The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the availability and calculation of depletion deductions by the common unitholders. Further, because depletion is required to be computed separately by each common unitholder and not by us, no assurance can be given, and Andrews Kurth LLP is unable to express any opinion, with respect to the availability or extent of percentage depletion deductions to the common unitholders for any taxable year. Moreover, the availability of percentage depletion may be reduced or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read "—Recent Legislative Developments." We encourage each prospective common unitholder to consult his tax advisor to determine whether percentage depletion would be available to him.

  Deductions for Intangible Drilling and Development Costs

        We elect to currently deduct intangible drilling and development costs ("IDCs"). IDCs generally include our expenses for wages, fuel, repairs, hauling, supplies and other items that are incidental to, and necessary for, the drilling and preparation of wells for the production of oil, natural gas or geothermal energy. The option to currently deduct IDCs applies only to those items that do not have a salvage value.

        Although we elect to currently deduct IDCs, each common unitholder will have the option of either currently deducting IDCs or capitalizing all or part of the IDCs and amortizing them on a straight-line basis over a 60-month period, beginning with the taxable month in which the expenditure is made. If a common unitholder makes the election to amortize the IDCs over a 60-month period, no IDC preference amount in respect of those IDCs will result for alternative minimum tax purposes.

        Integrated oil companies must capitalize 30% of all their IDCs (other than IDCs paid or incurred with respect to oil and natural gas wells located outside of the United States) and amortize these IDCs over 60 months beginning in the month in which those costs are paid or incurred. If the taxpayer ceases to be an integrated oil company, it must continue to amortize those costs as long as it continues to own the property to which the IDCs relate. An "integrated oil company" is a taxpayer that has economic interests in oil and natural gas properties and also carries on substantial retailing or refining operations. An oil or gas producer is deemed to be a substantial retailer or refiner if it is subject to the rules disqualifying retailers and refiners from taking percentage depletion. In order to qualify as an "independent producer" that is not subject to these IDC deduction limits, a common unitholder, either directly or indirectly through certain related parties, may not be involved in the refining of more than 75,000 barrels of oil (or the equivalent amount of natural gas) on average for any day during the taxable year or in the retail marketing of oil and natural gas products exceeding $5 million per year in the aggregate.

        IDCs previously deducted that are allocable to property (directly or through ownership of an interest in a partnership) and that would have been included in the adjusted basis of the property had the IDC deduction not been taken are recaptured to the extent of any gain realized upon the disposition of the property or upon the disposition by a common unitholder of interests in us. Recapture is generally determined at the common unitholder level. Where only a portion of the recapture property is sold, any IDCs related to the entire property are recaptured to the extent of the gain realized on the portion of the property sold. In the case of a disposition of an undivided interest in a property, a proportionate amount of the IDCs with respect to the property is treated as allocable to the transferred undivided interest to the extent of any gain recognized. Please read "—Disposition of Units—Recognition of Gain or Loss."

        The election to currently deduct IDCs may be restricted or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read "—Recent Legislative Developments."

  Deduction for United States Production Activities

        Subject to the limitations on the deductibility of losses discussed above and the limitation discussed below, common unitholders will be entitled to a deduction, herein referred to as the Section 199 deduction, equal to 9% of the lesser of (1) our qualified production activities income that is allocated to such common unitholder or (2) the unitholder's taxable income, but not to exceed 50% of such common unitholder's actual or deemed IRS Form W-2 wages for the taxable year allocable to domestic production gross receipts.

        Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown or extracted in whole or in significant part by the taxpayer in the United States.

        For a partnership, the Section 199 deduction is determined at the partner level. To determine his Section 199 deduction, each common unitholder will aggregate his share of the qualified production activities income allocated to him from us with the common unitholder's qualified production activities income from other sources. Each common unitholder must take into account his distributive share of the expenses allocated to him from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are only taken into account only if and to the extent the common unitholder's share of losses and deductions from all of our activities is not disallowed by the basis rules, the at-risk rules or the passive activity loss rules. Please read "—Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses."

        The amount of a common unitholder's Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by the common unitholder during the calendar year that are deducted in arriving at qualified production activities income. Each common unitholder is treated as having been allocated IRS Form W-2 wages from us equal to the common unitholder's allocable share of our wages that are deducted in arriving at our qualified production activities income for that taxable year. It is not anticipated that we or our subsidiaries will pay material wages that will be allocated to our common unitholders, and thus a common unitholder's ability to claim the Section 199 deduction may be limited.

        A common unitholder's otherwise allowable Section 199 deduction for each taxable year is reduced by 3% of the least of (i) the oil related qualified production activities income of the common unitholder for the taxable year, (ii) the qualified production activities income of the common unitholder for the taxable year, or (iii) the common unitholder's taxable income for the taxable year (determined without regard to any Section 199 deduction). For this purpose, the term "oil related qualified production activities income" means the qualified production activities income attributable to the production, refining, processing, transportation, or distribution of oil, gas, or any primary production thereof. We expect that most or all of our qualified production activities income will consist of oil related qualified production activities income.

        This discussion of the Section 199 deduction does not purport to be a complete analysis of the complex legislation and Treasury authority relating to the calculation of domestic production gross receipts, qualified production activities income, or IRS Form W-2 wages, or how such items are allocated by us to common unitholders. Further, because the Section 199 deduction is required to be computed separately by each common unitholder, no assurance can be given, and Andrews Kurth LLP is unable to express any opinion, as to the availability or extent of the Section 199 deduction to the common unitholders. Moreover, the availability of Section 199 deductions may be reduced or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read "—Recent Legislative Developments." Each prospective common unitholder is encouraged to consult his tax advisor to determine whether the Section 199 deduction would be available to him.

  Lease Acquisition Costs

        The cost of acquiring oil and natural gas leaseholder or similar property interests is a capital expenditure that must be recovered through depletion deductions if the lease is productive. If a lease is proved worthless and abandoned, the cost of acquisition less any depletion claimed may be deducted as an ordinary loss in the year the lease becomes worthless. Please read "—Depletion Deductions."

  Geophysical Costs

        Geophysical costs paid or incurred in connection with the exploration for, or development of, oil or gas within the United States are allowed as a deduction ratably over the 24-month period beginning on the date that such expense was paid or incurred. The amortization period for certain geological and geophysical expenditures may be extended if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposal, please read "—Recent Legislative Developments."

  Operating and Administrative Costs

        Amounts paid for operating a producing well are deductible as ordinary business expenses, as are administrative costs to the extent they constitute ordinary and necessary business expenses which are reasonable in amount.

  Tax Basis, Depreciation and Amortization

        The tax basis of our assets, such as midstream assets, casing, tubing, tanks, pumping units and other similar property, will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to any offering will be borne by our common unitholders as of that time. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a common unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Units—Recognition of Gain or Loss."

        The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may be able to amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

  Valuation and Tax Basis of Our Properties

        The U.S. federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the relative fair market values and the tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by common unitholders might change, and common unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

  Recognition of Gain or Loss

        Gain or loss will be recognized on a sale of common units equal to the difference between the common unitholder's amount realized and the common unitholder's tax basis for the common units sold. A common unitholder's amount realized will equal the sum of the cash or the fair market value of other property he receives plus his share of our nonrecourse liabilities. Because the amount realized includes a common unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a common unitholder's tax basis in that unit will, in effect, become taxable income if the common unit is sold at a price greater than the common unitholder's tax basis in that unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a common unitholder, other than a "dealer" in units, on the sale or exchange of a common unit held for more than one year will generally be taxable as capital gain or loss. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to "unrealized receivables" or "inventory items" that we own. The term "unrealized receivables" includes potential recapture items, including depreciation, depletion, and IDC recapture. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized on the sale of a common unit and may be recognized even if there is a net taxable loss realized on the sale of a common unit. Thus, a common unitholder may recognize both ordinary income and a capital loss upon a sale of common units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations. For individuals, trusts and estates, both ordinary income and capital gain recognized on a sale of common units may be subject to NIIT in certain circumstances. Please read "—Tax Consequences of Unit Ownership—Tax Rates."

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling common unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of common units transferred. A common unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A common unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer who enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  Allocations Between Transferors and Transferees

        In general, our taxable income or loss is determined annually, prorated on a monthly basis and subsequently apportioned among the common unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the common unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a common unitholder transferring common units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although recently issued final Treasury Regulations allow publicly-traded partnerships to use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, these regulations do not specifically authorize all aspects of the proration method we have adopted. Accordingly, Andrews Kurth LLP is unable to opine on the validity of all aspects of our method of allocating income, gain, loss and deductions among transferor and transferee unitholders. If the IRS were to successfully challenge our proration method, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to these Treasury Regulations.

        A common unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

  Notification Requirements

        A common unitholder who sells any of his common units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of common units who purchases units from another common unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of common units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

  Constructive Termination

        We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two schedules K-1 if the relief discussed below is not available) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections, including a new election under Section 754 of the Internal Revenue Code, and could be subject to penalties if we are unable to determine that a termination occurred. Moreover, a technical termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has announced a publicly-traded partnership technical termination relief program whereby, if a publicly-traded partnership that technically terminated requests publicly-traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Uniformity of Units

        Because we cannot match transferors and transferees of common units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) and Treasury Regulation Section 1.197-2(g)(3), neither of which is anticipated to apply to a material portion of our assets. Any non-uniformity could have a negative impact on the value of the common units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

        Our partnership agreement permits us to take positions in filing our tax returns that preserve the uniformity of our common units even under circumstances like those described above. These positions may include reducing for some common unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some common unitholders than that to which they would otherwise be entitled. Andrews Kurth LLP is unable to opine as to validity of such filing positions. A common unitholder's basis in common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the common unitholder's basis in his common units, and may cause the common unitholder to understate gain or overstate loss on any sale of such common units. Please read "—Disposition of Units—Recognition of Gain or Loss" and "—Tax Consequences of Unit Ownership—Section 754 Election." The IRS may challenge one or more of any positions we take to preserve the uniformity of common units. If such a challenge were sustained, the uniformity of common units might be affected, and, under some circumstances, the gain from the sale of common units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective common unitholders who are tax-exempt entities or non-U.S. persons should consult their tax advisor before investing in our common units.

        Employee benefit plans and most other organizations exempt from U.S. federal income tax, including individual retirement accounts and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income allocated to a common unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay U.S. federal income tax at regular rates on their share of our net income or gain unless exempted or further limited by an income tax treaty. Under rules applicable to publicly traded partnerships, we will withhold tax, at the highest effective applicable rate, from cash distributions made quarterly to foreign common unitholders. Each foreign common unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN, W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate common unitholder is a "qualified resident." In addition, this type of common unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        A foreign common unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized on the sale or disposition of that unit to the extent the gain is effectively connected with a United States trade or business of the foreign common unitholder. Under a ruling published by the IRS interpreting the scope of "effectively connected income," a foreign unitholder would be considered to be engaged in business in the United States by virtue of the ownership of common units, and part or all of that common unitholder's gain would be effectively connected with that unitholder's indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such common unitholder held the units or the 5-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign common unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of their common units.

Administrative Matters

  Information Returns and Audit Procedures

        We intend to furnish to each common unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each common unitholder's share of income, gain, loss and deduction.

        We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Andrews Kurth LLP can assure prospective common unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our U.S. federal income tax information returns. Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. Adjustments to items of our income, gain, loss or deduction resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns. Moreover, recently enacted legislation applicable to our tax years beginning after 2017 changes the audit procedures for large partnerships and in certain circumstances would permit the IRS to assess and collect taxes (including any applicable penalties and interest) resulting from partnership-level federal income tax audits directly from us in the year in which the audit is completed. If we are required to make payments of taxes, penalties and interest resulting from audit adjustments, our cash available for distribution to our unitholders might be substantially reduced. Pursuant to this new legislation, we will designate a person (our general partner) to act as the partnership representative who shall have the sole authority to act on behalf of the partnership with respect to dealings with the IRS under these new audit procedures.

        Current law requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement appoints our general partners as our Tax Matters Partner.

        The Tax Matters Partner will make some elections on our behalf and on behalf of common unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against common unitholders for items in our returns. The Tax Matters Partner may bind a common unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that common unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the common unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any common unitholder having at least a 1% interest in profits or by any group of common unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each common unitholder with an interest in the outcome may participate in that action.

        A common unitholder must file a statement with the IRS identifying the treatment of any item on his U.S. federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a common unitholder to substantial penalties.

  Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

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  the name, address and taxpayer identification number of the beneficial owner and the nominee;

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  a statement regarding whether the beneficial owner is:

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  a person that is not a United States person,

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  a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

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  a tax-exempt entity;

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  the amount and description of units held, acquired or transferred for the beneficial owner; and

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  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $250 per failure, up to a maximum of $3,000,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

  Accuracy-related Penalties

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

        For individuals, substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

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  for which there is, or was, "substantial authority," or

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  as to which there is a reasonable basis and the relevant facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of common unitholders could result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for common unitholders to make adequate disclosure on their returns to avoid liability for this penalty. More stringent rules would apply to an understatement of tax resulting from ownership of units if we were classified as a "tax shelter," which we do not believe includes us, or any of our investments, plans or arrangements.

        A substantial valuation misstatement exists if (a) the value of any property, or the tax basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or tax basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Section 482 of the Internal Revenue Code is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000. The penalty is increased to 40% in the event of a gross valuation misstatement. We do not anticipate making any valuation misstatements.

        In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

        We do not anticipate that any accuracy-related penalties will be assessed against us.

  Reportable Transactions

        If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single taxable year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our U.S. federal income tax information return (and possibly a common unitholder's tax return) is audited by the IRS. Please read "—Information Returns and Audit Procedures" above.

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax or a listed transaction, our common unitholders could be subject to the following provisions of the American Jobs Creation Act of 2004:

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  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-related Penalties,"

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  for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability, and

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  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any reportable transactions.

Recent Legislative Developments

        The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units, may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time the President and members of the U.S. Congress propose and consider substantive changes to the existing U.S. federal income tax laws that would affect publicly traded partnerships. One such Administration budget proposal for fiscal year 2017 would, if enacted, tax publicly traded partnerships with "fossil fuel" activities as corporations for U.S. federal income tax purposes beginning in 2022. We are unable to predict whether such changes, or other proposals, will ultimately be enacted. However, it is possible that a change in law could affect us and may be retroactively applied. Any such changes could negatively impact the value of an investment in our common units

        Legislation has also been proposed that would, if enacted, make significant changes to U.S. federal income tax laws, including the elimination of certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain domestic production activities, and (iv) an extension of the amortization period for certain geological and geophysical expenditures. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development, and any such change could increase the taxable income allocable to our common unitholders and negatively impact the value of an investment in our common units.

State, Local and Other Tax Considerations

        In addition to U.S. federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. We currently do business and own property in multiple states, most of which impose income taxes on individuals, corporations, and other entities. We may also own property or do business in additional states in the future. Although an analysis of those various taxes is not presented here, each prospective common unitholder should consider their potential impact on his investment in us. You may not be required to file a return and pay taxes in some states because your income from that state falls below the filing and payment requirement. You will be required, however, to file state income tax returns and to pay state income taxes in many of the states in which we may do business or own property, and you may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a common unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular common unitholder's income tax liability to the state, generally does not relieve a nonresident common unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to common unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections." Based on current law and our estimate of our future operations, we anticipate that any amounts required to be withheld will not be material.

        It is the responsibility of each common unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. We urge each prospective common unitholder to consult, and depend on, his own tax counsel or other advisor with regard to those matters. It is the responsibility of each common unitholder to file all tax returns, that may be required of him. Andrews Kurth LLP has not rendered an opinion on the state, local, alternative minimum tax or foreign tax consequences of an investment in us.

INVESTMENT IN SANCHEZ PRODUCTION PARTNERS LP BY EMPLOYEE BENEFIT PLANS

        The following is a summary of certain considerations associated with the purchase of our common units by Employee Benefit Plans (as defined below). An investment in our common units by an Employee Benefit Plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and the prohibited transaction restrictions imposed by Section 4975 of the Internal Revenue Code and may be subject to provisions under certain other federal, state, local, and non-U.S. laws or regulations that are similar to ERISA or the Internal Revenue Code ("Similar Laws"). For these purposes, the term "Employee Benefit Plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, certain Keogh plans, certain simplified employee pension plans and tax deferred annuities or individual retirement accounts or annuities ("IRAs"), established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements. This summary is based on the provisions of ERISA and the Internal Revenue Code, and the related regulations and administrative and judicial interpretations, as of the date hereof. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions or administrative regulations, rulings or pronouncements will not significantly modify the requirements summarized herein. Any such changes may be retroactive and thereby apply to transactions entered into before the date of their enactment or release.

General Fiduciary Matters

        ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of an Employee Benefit Plan that is subject to Title I of ERISA or Section 4975 of the Internal Revenue Code (an "ERISA Plan"), and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in our common units, among other things, consideration should be given to:

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  whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

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  whether, in making the investment, the Employee Benefit Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

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  whether the investment is permitted under the terms of the applicable documents governing the Employee Benefit Plan;

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  whether making the investment will comply with the delegation of control and prohibited transaction provisions under Section 406 of ERISA, Section 4975 of the Internal Revenue Code and any other applicable Similar Laws (please read the discussion under "—Prohibited Transaction Issues" below);

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  whether in making the investment, the Employee Benefit Plan will be considered to hold, as plan assets, (1) only the investment in our common units or (2) an undivided interest in our underlying assets (please read the discussion under "—Plan Asset Issues" below); and

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  whether the investment will result in recognition of unrelated business taxable income by the Employee Benefit Plan and, if so, the potential after-tax investment return (please read the discussion under "Material Tax Considerations—Tax-Exempt Organizations and Other Investors").

        The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our common units is authorized by the appropriate governing instruments and is a proper investment for the Employee Benefit Plan.

        Governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as defined in Section 4(b)(4) of ERISA), while generally not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Internal Revenue Code, may nevertheless be subject to Similar Laws. Fiduciaries of any such Employee Benefit Plans should consult with their counsel before acquiring our common units.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit ERISA Plans from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the ERISA Plan, unless an exemption is applicable. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. The U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of our common units. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, the statutory service provider exemption provided by Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Internal Revenue Code, which exempts certain transactions between ERISA Plans and parties in interest or disqualified persons that are not fiduciaries with respect to the transaction could apply. Each of these class exemptions and statutory exemptions contains conditions and limitations with respect to their application. There can be no assurance that all of the conditions of any such exemptions will be satisfied. The fiduciary of an ERISA Plan that engaged in such a prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Internal Revenue Code.

Plan Asset Issues

        In addition to considering whether the purchase of our common units is a prohibited transaction, a fiduciary of an Employee Benefit Plan should consider whether the plan will, by investing in our common units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code and any other applicable Similar Laws.

        Certain Department of Labor regulations (the "Plan Asset Regulations") provide guidance with respect to whether the assets of an entity in which Employee Benefit Plans acquire equity interests would be deemed "plan assets" of an Employee Benefit Plan under certain circumstances. Under the Plan Asset Regulations, an entity's underlying assets generally would not be considered to be "plan assets" if, among other things:

  (1)
  the equity interests acquired by Employee Benefit Plans are publicly offered securities—i.e., the equity interests are part of a class of securities that are widely held by 100 or more investors independent of the issuer and each other, are "freely transferable" (as defined in the applicable Plan Asset Regulations) and are either part of a class of securities registered pursuant to certain provisions of the federal securities laws or sold to the Employee Benefit Plan as part of a public offering under certain conditions;

  (2)
  the entity is an "operating company"—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

  (3)
  there is no significant investment by "benefit plan investors" (as defined in Section 3(42) of ERISA), which means that, immediately after the most recent acquisition of an equity interest in any entity by an Employee Benefit Plan, less than 25% of the total value of each class of equity interest, disregarding certain interests held by our general partner, its affiliates and certain other persons, is held by the Employee Benefit Plans.

        Our assets should not be considered "plan assets" under the Plan Asset Regulations because it is expected that the investment will satisfy the requirements in items (1) and (2), above.

        The foregoing discussion of issues arising for Employee Benefit Plan investments in our common units under ERISA, the Internal Revenue Code and applicable Similar Laws is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. Plan fiduciaries contemplating a purchase of our common units should consult with their own counsel regarding the consequences of such purchase under ERISA, the Internal Revenue Code and Similar Laws in light of the serious penalties, excise taxes and liabilities imposed on persons who engage in prohibited transactions or other violations.

 UNDERWRITING

        Johnson Rice & Company L.L.C. is acting as the sole underwriter of this offering. Pursuant to the terms and conditions set forth in an underwriting agreement, Johnson Rice & Company L.L.C. has agreed to purchase from us                    common units.

        The underwriter is committed to take and pay for all of the common units being offered, if any are taken, other than the common units covered by the option described below unless and until this option is exercised.

        The underwriter has an option to buy up to an additional                    common units from us to cover sales by the underwriter of a greater number of common units than the total number set forth in the table above. The underwriter may exercise that option for 30 days.

        The following table shows the per common unit and total underwriting discounts and commissions to be paid to the underwriter by us. Such amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase                    additional common units.

Paid by the Partnership	No Exercise	Full Exercise
Per Common Unit	$	$
Total	$	$

        We will also pay to Johnson Rice & Company L.L.C. an aggregate structuring fee of 0.50% of the gross proceeds of this offering, including any proceeds from the exercise by the underwriter of its option to purchase additional common units, for the evaluation, analysis and structuring of our partnership.

        Common units sold by the underwriter to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any common units sold by the underwriter to securities dealers may be sold at a discount of up to $            per common unit from the public offering price. After the initial offering of the common units, the representative may change the offering price and the other selling terms. The offering of the common units by the underwriter is subject to receipt and acceptance and subject to the underwriter's right to reject any order in whole or in part.

        We, certain of our affiliates and the directors and executive officers of our general partner have agreed with the underwriter, subject to certain exceptions, not to dispose of or hedge any common units or securities convertible into or exchangeable for common units during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representative.

        Our common units are publicly traded on the NYSE MKT under the symbol "SPP."

        In connection with the offering, the underwriter may purchase and sell our common units in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of common units than it is required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional common units for which the underwriter's option described above may be exercised. The underwriter may cover any covered short position by either exercising its option to purchase additional common units or purchasing common units in the open market.

        In determining the source of common units to cover the covered short position, the underwriter will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which it may purchase additional common units pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional common units for which the option described above may be exercised. The underwriter must cover any such naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common units made by the underwriter in the open market prior to the completion of the offering.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own accounts, may have the effect of preventing or retarding a decline in the market price of our common units, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common units. As a result, the price of our common units may be higher than the price that otherwise might exist in the open market. The underwriter is not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE MKT, in the over-the-counter market or otherwise.

        A prospectus in electronic format may be made available on the web site maintained by the underwriter, or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of common units to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter to selling group members that may make Internet distributions on the same basis as other allocations.

        Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

        We estimate that the total expenses of the offering, excluding underwriting discounts and commissions and structuring fees, payable by us, will be approximately $            .

        We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

        The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriter and its affiliates have provided, and may in the future provide, a variety of these services to us, and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. In addition, Johnson Rice & Company, L.L.C. has represented the audit committee of Sanchez Energy in connection with its recent sale to us of the 50% interest in the Carnero Gathering System.

        In the ordinary course of their various business activities, the underwriter and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us.

The underwriter and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

        Because the Financial Industry Regulatory Authority, Inc. ("FINRA") views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2310 of the FINRA Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

 LEGAL MATTERS

        The validity of the common units offered by us in this prospectus will be passed upon for us by Andrews Kurth LLP, Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriter by Baker Botts L.L.P., Houston, Texas.

EXPERTS

        The consolidated financial statements of Sanchez Production Partners LP as of December 31, 2015 and 2014 and for the years then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        Certain information incorporated by reference in this prospectus regarding our estimated quantities of oil and natural gas reserves as of December 31, 2015 was prepared by Netherland, Sewell & Associates, Inc.

        Certain information incorporated by reference in this prospectus regarding our estimated quantities of oil and natural gas reserves as of December 31, 2015 was prepared by Ryder Scott Co. LP.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and other reports with and furnish information to the SEC. You may read and copy any document we file with or furnish to the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available at the SEC's website at http://www.sec.gov.

        Upon a written or oral request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus. These reports or documents will be provided at no cost to you by writing or calling us at the following address: Sanchez Production Partners LP, Attn: Investor Relations, 1000 Main Street, Suite 3000, Houston, Texas 77002, (713) 783-8000.

        You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting our internet website at http://www.sanchezpp.com. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus or the registration statement of which this prospectus forms a part.

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring to those documents. The information incorporated by reference is an important part of this prospectus. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

        We incorporate by reference in this prospectus the documents listed below filed by us:

  •
  Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 30, 2016;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, filed on May 16, 2016 and June 30, 2016, filed on August 12, 2016;

  •
  Current Reports on Form 8-K filed January 27, 2016, February 10, 2016, May 10, 2016, May 23, 2016, June 6, 2016, June 16, 2016, July 6, 2016, July 19, 2016 and August 11, 2016; and

  •
  the description of our common units contained in our registration statement on Form 8-A filed on March 6, 2015.

        These reports contain important information about us, our financial condition and our results of operations.

 APPENDIX A

        The following includes a description of the meanings of some of the oil and natural gas industry terms used in this prospectus.

  •
  "Bbl" means a barrel of 42 U.S. gallons of oil.

  •
  "Bcf" means one billion cubic feet of natural gas.

  •
  "Bcfe" means one billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs.

  •
  "Boe" means one barrel of oil equivalent, calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Bbl of oil.

  •
  "Boe/d" means one Boe per day.

  •
  "MBbl" means one thousand barrels of crude oil or other liquid hydrocarbons.

  •
  "MBbl/d" means one thousand barrels of crude oil or other liquid hydrocarbons per day.

  •
  "MBoe" means one thousand Boe.

  •
  "MBoe/d" means one thousand Boe per day.

  •
  "Mcf" means one thousand cubic feet of natural gas.

  •
  "Mcf/d" means one thousand cubic feet of natural gas per day.

  •
  "MMBbl" means one million barrels of crude oil or other liquid hydrocarbons.

  •
  "MMBoe" means one million Boe.

  •
  "MMBtu" means one million British thermal units.

  •
  "MMcf" means one million cubic feet of natural gas.

  •
  "MMcf/d" means one million cubic feet of natural gas per day.

  •
  "NGLs" means natural gas liquids.

Sanchez Production Partners LP

Common Units
Representing Limited Partner Interests

PROSPECTUS

        , 2016

Johnson Rice & Company L.L.C.

Part II
Information Not Required in Prospectus

Item 13.    Other Expenses of Issuance and Distribution

        Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the NYSE MKT listing fee, the amounts set forth below are estimates.

SEC registration fee		$25,175
FINRA filing fee		$38,000
NYSE MKT listing fee			*
Printing and engraving expenses			*
Fees and expenses of legal counsel			*
Accounting fees and expenses			*
Transfer agent and registrar fees			*
Miscellaneous			*

Total	$		*

*
To be filed by amendment.

Item 14.    Indemnification of Directors and Officers

Sanchez Production Partners LP

        Subject to any terms, conditions or restrictions set forth in our agreement of limited partnership, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. The section of the prospectus included in the Registration Statement entitled "The Partnership Agreement—Indemnification" discloses that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by reference.

Sanchez Production Partners GP LLC

        Subject to any terms, conditions or restrictions set forth in the limited liability company agreement of Sanchez Production Partners GP LLC, our general partner, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

        Under the limited liability agreement of our general partner, in most circumstances, our general partner will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative:

  •
  any person who is or was an affiliate of our general partner;

  •
  any person who is or was a member, director, officer, fiduciary or trustee of our general partner;

  •
  any person who is or was an officer, member, partner, director, employee, agent or trustee of our general partner or any affiliate of our general partner, or any affiliate of any such person;

  •
  any person who is or was serving at the request of our general partner or any affiliate of our general partner as a director, officer, employee, member, partner, agent, fiduciary or trustee of another person (provided, that such person is not providing, on a fee-for-services basis, trustee, fiduciary or custodial services); and

  •
  any person designated by our general partner.

        Our general partner will purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of our general partner or any of its direct or indirect subsidiaries.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.    Recent Sales of Unregistered Securities

        In April 2016, we issued 58,363 common units to SP Holdings as payment of the quarterly fee provided pursuant to the terms of the Services Agreement. The issuance of the common unit was made in reliance upon an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

        On October 14, 2015, we issued 19,444,445 Class B preferred units for aggregate cash proceeds of $350,000,010, which were used to pay a portion of the consideration for our purchase of the Western Catarina Midstream System, along with the payment to the purchaser of a fee equal to 2.25% of the consideration paid for the Class B preferred units. The units were issued to an accredited investor named in the purchase agreement entered into with respect thereto. The issuance of the Class B preferred units was made in reliance upon an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

        On April 15, 2015, we issued 234,375 Class A preferred units for aggregate cash proceeds of $375,000, which were to be used for general working capital purposes. The units were issued to accredited investors named in the purchase agreement entered into with respect thereto. The issuance of the Class A preferred units was made in reliance upon an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

        On March 31, 2015, we issued 10,625,000 Class A preferred units for aggregate cash proceeds of $17,000,000, which were used to pay a portion of the consideration under a purchase agreement for EWIs in oil and natural gas properties. The units were issued to accredited investors named in the purchase agreement entered into with respect thereto. The issuance of the Class A preferred units was made in reliance upon an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

        On December 1, 2014, Sanchez Production Partners LLC, our predecessor-in-interest, issued 59,562 common units representing Class B limited liability company interests in the company to SP Holdings as payment of the quarterly fee provided pursuant to the terms of the Services Agreement. The issuance of the common units was made in reliance upon an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 16.    Exhibits

        The following documents are filed as exhibits to this registration statement:

Exhibit number		Description
1.1	+	Form of Underwriting Agreement

1.2		At the Market Issuance Sales Agreement, dated as of April 17, 2015, between Sanchez Production Partners LP and MLV & Co. LLC (incorporated by reference to Exhibit 1.1 to Sanchez Production Partners LP's Current Report on Form 8-K (SEC File No. 001-33147), filed on April 17, 2015)

2.1		Purchase and Sale Agreement, dated as of March 8, 2007, between EnergyQuest Resources, L.P., Oklahoma Processing EQR, LLC and Constellation Energy Partners LLC (incorporated by reference to Exhibit 2.1 to Constellation Energy Partners LLC's Current Report on Form 8-K (SEC File No. 001-33147), filed on April 24, 2007)

2.2		Purchase and Sale Agreement, dated as of March 8, 2007, between EnergyQuest Resources, L.P., Oklahoma Processing EQR, LLC, Kansas Production EQR, LLC and Kansas Processing EQR, LLC and Constellation Energy Partners LLC (incorporated by reference to Exhibit 2.2 to Constellation Energy Partners LLC's Current Report on Form 8-K (SEC File No. 001-33147), filed on April 24, 2007)

2.3		Agreement of Merger, dated as of July 12, 2007, among AMVEST Osage, Inc., AMVEST Oil & Gas, Inc. and CEP Mid-Continent LLC, f/k/a CEP Cherokee Basin LLC (incorporated by reference to Exhibit 2.1 to Constellation Energy Partners LLC's Current Report on Form 8-K (SEC File No. 001-33147), filed on July 26, 2007)

2.4		Purchase and Sale Agreement, dated as of August 2, 2007, between Newfield Exploration Mid-Continent Inc. and Constellation Energy Partners LLC (incorporated by reference to Exhibit 2.1 to Constellation Energy Partners LLC's Current Report on Form 8-K (SEC File No. 001-33147), filed on September 26, 2007)

2.5		Nominee Agreement, dated as of September 21, 2007, by and between Newfield Exploration Mid-Continent Inc. and CEP Mid-Continent LLC (incorporated by reference to Exhibit 2.2 to Constellation Energy Partners LLC's Current Report on Form 8-K (SEC File No. 001-33147), filed on September 26, 2007)

2.6		Asset Purchase and Sale Agreement, dated as of May 12, 2005, by and among Everlast Energy LLC, RB Marketing Company LLC, Robinson's Bend Operating Company LLC and CBM Equity IV, LLC (incorporated herein by reference to Exhibit 10.9 to Amendment No. 2 to Constellation Energy Partners LLC's Registration Statement on Form S-1 (SEC File No. 333-134995), filed on September 29, 2006)

2.7		Agreement for Purchase and Sale, dated as of February 19, 2008, among CoLa Resources LLC and CEP Mid-Continent LLC (incorporated by reference to Exhibit 2.1 to Constellation Energy Partners LLC's Current Report on Form 8-K (SEC File No. 001-33147), filed on April 3, 2008)

2.8		First Amendment to Agreement for Purchase and Sale, dated as of March 31, 2008, among CoLa Resources LLC and CEP Mid-Continent LLC (incorporated by reference to Exhibit 2.2 to Constellation Energy Partners LLC's Current Report on Form 8-K (SEC File No. 001-33147), filed on April 3, 2008)

Exhibit number	Description
2.9	Membership Interest Purchase and Sale Agreement, dated February 1, 2013 between Constellation Energy Partners LLC and Constellation Commodities Upstream LLC (incorporated by reference to Exhibit 2.1 to Constellation Energy Partners LLC's Current Report on Form 8-K (SEC File No. 001-33147), filed on February 4, 2013)

2.10	Contribution Agreement, dated as of August 9, 2013, by and between Constellation Energy Partners LLC and Sanchez Energy Partners I, LP (incorporated by reference to Exhibit 2.1 to Constellation Energy Partners LLC's Current Report on Form 8-K (SEC File No. 001-33147), filed on August 9, 2013)

2.11	Purchase and Sale Agreement, dated as of March 31, 2015, between SEP Holdings III, LLC, Sanchez Production Partners LP and SEP Holdings IV, LLC (incorporated by reference to Exhibit 2.1 to Sanchez Production Partners LP's Current Report on Form 8-K (SEC File No. 001-33147), filed on April 1, 2015)

2.12	Purchase and Sale Agreement, dated September 25, 2015, by and among Sanchez Energy Corporation, SN Catarina, LLC and Sanchez Production Partners LP (incorporated herein by reference to Exhibit 2.1 to Sanchez Production Partners LP's Current Report on Form 8-K (SEC File No. 001-33147), filed on September 29, 2015)

2.13	Purchase and Sale Agreement, dated June 15, 2016, between certain wholly-owned subsidiaries of Sanchez Production Partners LP and Gateway Resources U.S.A., Inc., as amended by that certain Amendment No. 1 to Purchase and Sale Agreement, dated June 15, 2016 (incorporated herein by reference to Exhibit 10.1 to Sanchez Production Partners LP's Quarterly Report on Form 10-Q (SEC File No. 001-33147), filed on August 12, 2016)

2.14	Purchase and Sale Agreement, dated July 5, 2016, by and among Sanchez Energy Corporation, SN Midstream, LLC and Sanchez Production Partners LP (incorporated herein by reference to Exhibit 10.2 to Sanchez Production Partners LP's Quarterly Report on Form 10-Q (SEC File No. 001-33147), filed on August 12, 2016)

3.1	Certificate of Limited Partnership of Sanchez Production Partners LP (incorporated by reference to Exhibit 4.2 to Sanchez Production Partners LP's Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (SEC File No. 333-198440), filed on March 6, 2015)

3.2	Second Amended and Restated Agreement of Limited Partnership of Sanchez Production Partners LP (incorporated herein by reference to Exhibit 3.1 to Sanchez Production Partners LP's Current Report on Form 8-K (SEC File No. 001-33147), filed on October 14, 2015)

3.3	Certificate of Formation of Sanchez Production Partners GP LLC (incorporated by reference to Exhibit 4.4 to Sanchez Production Partners LP's Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (SEC File No. 333-198440), filed on March 6, 2015)

3.4	Limited Liability Company Agreement of Sanchez Production Partners GP LLC (incorporated by reference to Exhibit 4.5 to Sanchez Production Partners LP's Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (SEC File No. 333-198440), filed on March 6, 2015)

3.5	Amendment No. 1 to Limited Liability Company Agreement of Sanchez Production Partners GP LLC (incorporated herein by reference to Exhibit 3.1 to Sanchez Production Partners LP's Quarterly Report on Form 10-Q (SEC File No. 001-33147), filed on August 14, 2015)

Exhibit number		Description
3.6		Amendment No. 2 to Limited Liability Company Agreement of Sanchez Production Partners GP LLC (incorporated herein by reference to Exhibit 3.2 to Sanchez Production Partners LP's Current Report on Form 8-K (SEC File No. 001-33147), filed on October 14, 2015)

3.7		Form of common unit certificate (incorporated by reference to Exhibit A to Exhibit 3.2 above)

4.1		Registration Rights Agreement, dated as of October 14, 2015, between Sanchez Production Partners LP and the purchaser named therein (incorporated herein by reference to Exhibit 4.1 to Sanchez Production Partners LP's Current Report on Form 8-K (SEC File No. 001-33147), filed on October 14, 2015)

5.1	*	Form of opinion of Andrews Kurth LLP as to the legality of the securities being registered

8.1	*	Form of opinion of Andrews Kurth LLP relating to tax matters

10.1		Class B Preferred Unit Purchase Agreement, dated as of September 25, 2015, between Sanchez Production Partners LP and the purchaser named therein (incorporated herein by reference to Exhibit 10.1 to Sanchez Production Partners LP's Current Report on Form 8-K (SEC File No. 001-33147), filed on September 29, 2015)

10.2		Third Amended and Restated Credit Agreement, dated as of March 31, 2015, among Sanchez Production Partners LP, Royal Bank of Canada, as administrative agent and collateral agent, and the lenders party thereto (incorporated herein by reference to Exhibit 10.1 to Sanchez Production Partners LP's Current Report on Form 8-K (SEC File No. 001-33147), filed on April 1, 2015)

10.3		Amendment and Waiver of Third Amended and Restated Credit Agreement, dated as of August 12, 2015, between Sanchez Production Partners LP, the Lenders party thereto and Royal Bank of Canada, as Administrative Agent and as Collateral Agent (incorporated herein by reference to Exhibit 10.1 to Sanchez Production Partners LP's Quarterly Report on Form 10-Q (SEC File No. 001-33147), filed on August 14, 2015)

10.4		Joinder, Assignment and Second Amendment to Third Amended and Restated Credit Agreement, dated as of October 14, 2015, among Sanchez Production Partners LP, Royal Bank of Canada, as administrative agent and collateral agent, and the lenders party thereto (incorporated herein by reference to Exhibit 10.3 to Sanchez Production Partners LP's Current Report on Form 8-K (SEC File No. 001-33147), filed on October 14, 2015)

10.5		Third Amendment to Third Amended and Restated Credit Agreement, dated as of November 12, 2015, among Sanchez Production Partners LP, Royal Bank of Canada, as administrative agent and collateral agent, and the lenders party thereto (incorporated herein by reference to Exhibit 10.1 to Sanchez Production Partners LP's Current Report on Form 8-K (SEC File No. 001-33147), filed on November 13, 2015)

10.6		Fourth Amendment to Third Amended and Restated Credit Agreement, dated as of July 5, 2016, among Sanchez Production Partners LP, the guarantors party thereto, each of the lenders party thereto, and Royal Bank of Canada, as administrative agent and collateral agent (incorporated herein by reference to Exhibit 10.3 to Sanchez Production Partners LP's Quarterly Report on Form 10-Q (SEC File No. 001-33147), filed on August 12, 2016)

Exhibit number		Description
10.7		Exploration and Development Agreement, dated July 25, 2005, by and between The Osage Nation and AMVEST Osage, Inc. (incorporated herein by reference to Exhibit 10.23 to Constellation Energy Partners LLC's Annual Report on Form 10-K (SEC File No. 001-33147), filed on February 27, 2009)

10.8		Substituted and Replaced First Amendment to the Exploration and Development Agreement, dated October 18, 2006, by and between The Osage Nation and AMVEST Osage, Inc. (incorporated herein by reference to Exhibit 10.24 to the Annual Report on Form 10-K (SEC File No. 001-33147), filed by Constellation Energy Partners LLC on February 27, 2009)

10.9		Assignment, Assumption and Ratification Agreement, dated as of July 25, 2007, by and between AMVEST Osage, Inc. and CEP Mid-Continent LLC (incorporated herein by reference to Exhibit 10.25 to Constellation Energy Partners LLC's Annual Report on Form 10-K (SEC File No. 001-33147) filed on February 27, 2009)

10.10		Water Gathering and Disposal Agreement, dated as of August 9, 1990, by and between Torch Energy Associates Ltd. and Valasco Gas Company Ltd. (incorporated herein by reference to Exhibit 10.17 to the Annual Report on Form 10-K (SEC File No. 001-33147), filed by Constellation Energy Partners LLC on March 4, 2008)

10.11	#	First Amendment to Water Gathering and Disposal Agreement, dated as of October 1, 1993, by and between Torch Energy Associates Ltd. and Valasco Gas Company Ltd. (incorporated herein by reference to Exhibit 10.18 to Constellation Energy Partners LLC's Annual Report on Form 10-K (SEC File No. 001-33147), filed on March 4, 2008)

10.12		Second Amendment to Water Gathering and Disposal Agreement, dated as of November 30, 2004, by and between Robinson's Bend Operating Company, LLC and Everlast Energy LLC (incorporated herein by reference to Exhibit 10.19 to Constellation Energy Partners LLC's Annual Report on Form 10-K (SEC File No. 001-33147), filed on March 4, 2008)

10.13		Third Amendment, dated June 13, 2011, to Water Gathering and Disposal Agreement dated November 30, 2004, by and between Robinson's Bend Operating II, LLC, Robinson's Bend Production II, LLC and Torch Energy Associates Ltd. (incorporated herein by reference to Exhibit 99.1 to Constellation Energy Partners LLC's Current Report on Form 8-K (SEC File No. 001-33147), filed on June 15, 2011)

10.14		Amended and Restated Shared Services Agreement, dated as of March 6, 2015, between SP Holdings, LLC and Sanchez Production Partners LP (incorporated herein by reference to Exhibit 10.1 to Sanchez Production Partners LP's Quarterly Report on Form 10-Q (SEC File No. 001-33147), filed on May 15, 2015)

10.15		Contract Operating Agreement, dated May 8, 2014, between Constellation Energy Partners LLC and Sanchez Oil & Gas Corporation (incorporated herein by reference to Exhibit 10.2 to Constellation Energy Partners LLC's Current Report on Form 8-K (SEC File No. 001-33147), filed on May 8, 2014)

10.16		Geophysical Seismic Data Use License Agreement, dated May 8, 2014, between Constellation Energy Partners, LLC, certain subsidiaries thereof, and Sanchez Oil & Gas Corporation (incorporated herein by reference to Exhibit 10.4 to Constellation Energy Partners LLC's Current Report on Form 8-K (SEC File No. 001-33147), filed on May 8, 2014)

Exhibit number		Description
10.17		Amendment One to License Agreement, dated as of March 6, 2015, by and among Sanchez Oil & Gas Corporation, Sanchez Production Partners LP and SEP Holdings IV, LLC (incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q (SEC File No. 001-33147), filed on May 15, 2015)

10.18		Firm Gathering and Processing Agreement, dated as of October 14, 2015, by and between Catarina Midstream, LLC and SN Catarina, LLC (incorporated herein by reference to Exhibit 10.1 to Sanchez Production Partners LP's Current Report on Form 8-K (SEC File No. 001-33147), filed on October 14, 2015)

10.19	#	Board Representation and Standstill Agreement, dated as of October 14, 2015, between Sanchez Production Partners LP and the purchaser named therein (incorporated herein by reference to Exhibit 10.2 to Sanchez Production Partners LP's Current Report on Form 8-K (SEC File No. 001-33147), filed on October 14, 2015)

10.20	#	Sanchez Production Partners LP Long-Term Incentive Plan (incorporated herein by reference to Exhibit 4.6 to Post-Effective Amendment No. 1 to Sanchez Production Partners LP's Registration Statement on Form S-4 (SEC File No. 333-198440), filed on March 6, 2015)

10.21	#	Form of Award Agreement Relating to Restricted Units (incorporated herein by reference to Exhibit 10.1 to Sanchez Production Partners LP's Current Report on Form 8-K (SEC File No. 001-33147), filed on December 3, 2015)

10.22	#	Summary Compensation of Directors of Sanchez Production Partners GP LLC (incorporated by reference to Exhibit 10.18 to Sanchez Production Partners LP's Annual Report on Form 10-K (SEC File No. 001-33147), filed March 30, 2016)

21.1	*	List of Subsidiaries of Sanchez Production Partners LP

23.1	*	Consent of KPMG LLP

23.2	*	Consent of Netherland, Sewell & Associates, Inc.

23.3	*	Consent of Ryder Scott Co. LP.

23.4	*	Consent of Andrews Kurth LLP (contained in Exhibit 5.1)

23.5	*	Consent of Andrews Kurth LLP (contained in Exhibit 8.1)

24.1	*	Powers of Attorney (contained on the signature page to this Registration Statement)

+
To be filed by amendment.

*
Filed herewith.

#
Compensatory plan, contract or arrangement.

Item 17.    Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant undertakes to send to each common unitholder, at least on an annual basis, a detailed statement of any transactions with its general partner or its general partner's affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to registrant or its subsidiaries for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, State of Texas, on August 19, 2016.

Sanchez Production Partners LP
By:	Sanchez Production Partners GP LLC, its General Partner
By:	/s/ CHARLES C. WARD
	Name:	Charles C. Ward
	Title:	Chief Financial Officer

        KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Sanchez Production Partners GP LLC, as general partner of Sanchez Production Partners LP, hereby severally constitutes and appoints Gerald F. Willinger and Charles C. Ward, and each of them individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any and all registration statements pursuant to Rule 462(b) of the Securities Act, with any and all exhibits thereto, and all other documents required to be filed therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto each such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on August 19, 2016.

Signature	Title

/s/ ANTONIO R. SANCHEZ, III Antonio R. Sanchez, III	Director; Chairman of the Board
/s/ GERALD F. WILLINGER Gerald F. Willinger	Director; Chief Executive Officer (Principal Executive Officer)
/s/ CHARLES C. WARD Charles C. Ward	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer)

Signature	Title

/s/ PATRICIO S. SANCHEZ Patricio S. Sanchez	Director; Chief Operating Officer (Principal Operating Officer)
/s/ KIRSTEN A. HINK Kirsten A. Hink	Chief Accounting Officer (Principal Accounting Officer)
/s/ ALAN S. BIGMAN Alan S. Bigman	Director
/s/ JACK HOWELL Jack Howell	Director
/s/ RICHARD S. LANGDON Richard S. Langdon	Director
/s/ G. M. BYRD LARBERG G. M. Byrd Larberg	Director
/s/ EDUARDO A. SANCHEZ Eduardo A. Sanchez	Director
/s/ LUKE R. TAYLOR Luke R. Taylor	Director

Exhibit List

Exhibit number		Description
1.1	+	Form of Underwriting Agreement

1.2		At the Market Issuance Sales Agreement, dated as of April 17, 2015, between Sanchez Production Partners LP and MLV & Co. LLC (incorporated by reference to Exhibit 1.1 to Sanchez Production Partners LP's Current Report on Form 8-K (SEC File No. 001-33147), filed on April 17, 2015)

2.1		Purchase and Sale Agreement, dated as of March 8, 2007, between EnergyQuest Resources, L.P., Oklahoma Processing EQR, LLC and Constellation Energy Partners LLC (incorporated by reference to Exhibit 2.1 to Constellation Energy Partners LLC's Current Report on Form 8-K (SEC File No. 001-33147), filed on April 24, 2007)

2.2		Purchase and Sale Agreement, dated as of March 8, 2007, between EnergyQuest Resources, L.P., Oklahoma Processing EQR, LLC, Kansas Production EQR, LLC and Kansas Processing EQR, LLC and Constellation Energy Partners LLC (incorporated by reference to Exhibit 2.2 to Constellation Energy Partners LLC's Current Report on Form 8-K (SEC File No. 001-33147), filed on April 24, 2007)

2.3		Agreement of Merger, dated as of July 12, 2007, among AMVEST Osage, Inc., AMVEST Oil & Gas, Inc. and CEP Mid-Continent LLC, f/k/a CEP Cherokee Basin LLC (incorporated by reference to Exhibit 2.1 to Constellation Energy Partners LLC's Current Report on Form 8-K (SEC File No. 001-33147), filed on July 26, 2007)

2.4		Purchase and Sale Agreement, dated as of August 2, 2007, between Newfield Exploration Mid-Continent Inc. and Constellation Energy Partners LLC (incorporated by reference to Exhibit 2.1 to Constellation Energy Partners LLC's Current Report on Form 8-K (SEC File No. 001-33147), filed on September 26, 2007)

2.5		Nominee Agreement, dated as of September 21, 2007, by and between Newfield Exploration Mid-Continent Inc. and CEP Mid-Continent LLC (incorporated by reference to Exhibit 2.2 to Constellation Energy Partners LLC's Current Report on Form 8-K (SEC File No. 001-33147), filed on September 26, 2007)

2.6		Asset Purchase and Sale Agreement, dated as of May 12, 2005, by and among Everlast Energy LLC, RB Marketing Company LLC, Robinson's Bend Operating Company LLC and CBM Equity IV, LLC (incorporated herein by reference to Exhibit 10.9 to Amendment No. 2 to Constellation Energy Partners LLC's Registration Statement on Form S-1 (SEC File No. 333-134995), filed on September 29, 2006)

2.7		Agreement for Purchase and Sale, dated as of February 19, 2008, among CoLa Resources LLC and CEP Mid-Continent LLC (incorporated by reference to Exhibit 2.1 to Constellation Energy Partners LLC's Current Report on Form 8-K (SEC File No. 001-33147), filed on April 3, 2008)

2.8		First Amendment to Agreement for Purchase and Sale, dated as of March 31, 2008, among CoLa Resources LLC and CEP Mid-Continent LLC (incorporated by reference to Exhibit 2.2 to Constellation Energy Partners LLC's Current Report on Form 8-K (SEC File No. 001-33147), filed on April 3, 2008)

Exhibit number	Description
2.9	Membership Interest Purchase and Sale Agreement, dated February 1, 2013 between Constellation Energy Partners LLC and Constellation Commodities Upstream LLC (incorporated by reference to Exhibit 2.1 to Constellation Energy Partners LLC's Current Report on Form 8-K (SEC File No. 001-33147), filed on February 4, 2013)

2.10	Contribution Agreement, dated as of August 9, 2013, by and between Constellation Energy Partners LLC and Sanchez Energy Partners I, LP (incorporated by reference to Exhibit 2.1 to Constellation Energy Partners LLC's Current Report on Form 8-K (SEC File No. 001-33147), filed on August 9, 2013)

2.11	Purchase and Sale Agreement, dated as of March 31, 2015, between SEP Holdings III, LLC, Sanchez Production Partners LP and SEP Holdings IV, LLC (incorporated by reference to Exhibit 2.1 to Sanchez Production Partners LP's Current Report on Form 8-K (SEC File No. 001-33147), filed on April 1, 2015)

2.12	Purchase and Sale Agreement, dated September 25, 2015, by and among Sanchez Energy Corporation, SN Catarina, LLC and Sanchez Production Partners LP (incorporated herein by reference to Exhibit 2.1 to Sanchez Production Partners LP's Current Report on Form 8-K (SEC File No. 001-33147), filed on September 29, 2015)

2.13	Purchase and Sale Agreement, dated June 15, 2016, between certain wholly-owned subsidiaries of Sanchez Production Partners LP and Gateway Resources U.S.A., Inc., as amended by that certain Amendment No. 1 to Purchase and Sale Agreement, dated June 15, 2016 (incorporated herein by reference to Exhibit 10.1 to Sanchez Production Partners LP's Quarterly Report on Form 10-Q (SEC File No. 001-33147), filed on August 12, 2016)

2.14	Purchase and Sale Agreement, dated July 5, 2016, by and among Sanchez Energy Corporation, SN Midstream, LLC and Sanchez Production Partners LP (incorporated herein by reference to Exhibit 10.2 to Sanchez Production Partners LP's Quarterly Report on Form 10-Q (SEC File No. 001-33147), filed on August 12, 2016)

3.1	Certificate of Limited Partnership of Sanchez Production Partners LP (incorporated by reference to Exhibit 4.2 to Sanchez Production Partners LP's Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (SEC File No. 333-198440), filed on March 6, 2015)

3.2	Second Amended and Restated Agreement of Limited Partnership of Sanchez Production Partners LP (incorporated herein by reference to Exhibit 3.1 to Sanchez Production Partners LP's Current Report on Form 8-K (SEC File No. 001-33147), filed on October 14, 2015)

3.3	Certificate of Formation of Sanchez Production Partners GP LLC (incorporated by reference to Exhibit 4.4 to Sanchez Production Partners LP's Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (SEC File No. 333-198440), filed on March 6, 2015)

3.4	Limited Liability Company Agreement of Sanchez Production Partners GP LLC (incorporated by reference to Exhibit 4.5 to Sanchez Production Partners LP's Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (SEC File No. 333-198440), filed on March 6, 2015)

3.5	Amendment No. 1 to Limited Liability Company Agreement of Sanchez Production Partners GP LLC (incorporated herein by reference to Exhibit 3.1 to Sanchez Production Partners LP's Quarterly Report on Form 10-Q (SEC File No. 001-33147), filed on August 14, 2015)

Exhibit number		Description
3.6		Amendment No. 2 to Limited Liability Company Agreement of Sanchez Production Partners GP LLC (incorporated herein by reference to Exhibit 3.2 to Sanchez Production Partners LP's Current Report on Form 8-K (SEC File No. 001-33147), filed on October 14, 2015)

3.7		Form of common unit certificate (incorporated by reference to Exhibit A to Exhibit 3.2 above)

4.1		Registration Rights Agreement, dated as of October 14, 2015, between Sanchez Production Partners LP and the purchaser named therein (incorporated herein by reference to Exhibit 4.1 to Sanchez Production Partners LP's Current Report on Form 8-K (SEC File No. 001-33147), filed on October 14, 2015)

5.1	*	Form of opinion of Andrews Kurth LLP as to the legality of the securities being registered

8.1	*	Form of opinion of Andrews Kurth LLP relating to tax matters

10.1		Class B Preferred Unit Purchase Agreement, dated as of September 25, 2015, between Sanchez Production Partners LP and the purchaser named therein (incorporated herein by reference to Exhibit 10.1 to Sanchez Production Partners LP's Current Report on Form 8-K (SEC File No. 001-33147), filed on September 29, 2015)

10.2		Third Amended and Restated Credit Agreement, dated as of March 31, 2015, among Sanchez Production Partners LP, Royal Bank of Canada, as administrative agent and collateral agent, and the lenders party thereto (incorporated herein by reference to Exhibit 10.1 to Sanchez Production Partners LP's Current Report on Form 8-K (SEC File No. 001-33147), filed on April 1, 2015)

10.3		Amendment and Waiver of Third Amended and Restated Credit Agreement, dated as of August 12, 2015, between Sanchez Production Partners LP, the Lenders party thereto and Royal Bank of Canada, as Administrative Agent and as Collateral Agent (incorporated herein by reference to Exhibit 10.1 to Sanchez Production Partners LP's Quarterly Report on Form 10-Q (SEC File No. 001-33147), filed on August 14, 2015)

10.4		Joinder, Assignment and Second Amendment to Third Amended and Restated Credit Agreement, dated as of October 14, 2015, among Sanchez Production Partners LP, Royal Bank of Canada, as administrative agent and collateral agent, and the lenders party thereto (incorporated herein by reference to Exhibit 10.3 to Sanchez Production Partners LP's Current Report on Form 8-K (SEC File No. 001-33147), filed on October 14, 2015)

10.5		Third Amendment to Third Amended and Restated Credit Agreement, dated as of November 12, 2015, among Sanchez Production Partners LP, Royal Bank of Canada, as administrative agent and collateral agent, and the lenders party thereto (incorporated herein by reference to Exhibit 10.1 to Sanchez Production Partners LP's Current Report on Form 8-K (SEC File No. 001-33147), filed on November 13, 2015)

10.6		Fourth Amendment to Third Amended and Restated Credit Agreement, dated as of July 5, 2016, among Sanchez Production Partners LP, the guarantors party thereto, each of the lenders party thereto, and Royal Bank of Canada, as administrative agent and collateral agent (incorporated herein by reference to Exhibit 10.3 to Sanchez Production Partners LP's Quarterly Report on Form 10-Q (SEC File No. 001-33147), filed on August 12, 2016)

Exhibit number		Description
10.7		Exploration and Development Agreement, dated July 25, 2005, by and between The Osage Nation and AMVEST Osage, Inc. (incorporated herein by reference to Exhibit 10.23 to Constellation Energy Partners LLC's Annual Report on Form 10-K (SEC File No. 001-33147), filed on February 27, 2009)

10.8		Substituted and Replaced First Amendment to the Exploration and Development Agreement, dated October 18, 2006, by and between The Osage Nation and AMVEST Osage, Inc. (incorporated herein by reference to Exhibit 10.24 to the Annual Report on Form 10-K (SEC File No. 001-33147), filed by Constellation Energy Partners LLC on February 27, 2009)

10.9		Assignment, Assumption and Ratification Agreement, dated as of July 25, 2007, by and between AMVEST Osage, Inc. and CEP Mid-Continent LLC (incorporated herein by reference to Exhibit 10.25 to Constellation Energy Partners LLC's Annual Report on Form 10-K (SEC File No. 001-33147) filed on February 27, 2009)

10.10		Water Gathering and Disposal Agreement, dated as of August 9, 1990, by and between Torch Energy Associates Ltd. and Valasco Gas Company Ltd. (incorporated herein by reference to Exhibit 10.17 to the Annual Report on Form 10-K (SEC File No. 001-33147), filed by Constellation Energy Partners LLC on March 4, 2008)

10.11	#	First Amendment to Water Gathering and Disposal Agreement, dated as of October 1, 1993, by and between Torch Energy Associates Ltd. and Valasco Gas Company Ltd. (incorporated herein by reference to Exhibit 10.18 to Constellation Energy Partners LLC's Annual Report on Form 10-K (SEC File No. 001-33147), filed on March 4, 2008)

10.12		Second Amendment to Water Gathering and Disposal Agreement, dated as of November 30, 2004, by and between Robinson's Bend Operating Company, LLC and Everlast Energy LLC (incorporated herein by reference to Exhibit 10.19 to Constellation Energy Partners LLC's Annual Report on Form 10-K (SEC File No. 001-33147), filed on March 4, 2008)

10.13		Third Amendment, dated June 13, 2011, to Water Gathering and Disposal Agreement dated November 30, 2004, by and between Robinson's Bend Operating II, LLC, Robinson's Bend Production II, LLC and Torch Energy Associates Ltd. (incorporated herein by reference to Exhibit 99.1 to Constellation Energy Partners LLC's Current Report on Form 8-K (SEC File No. 001-33147), filed on June 15, 2011)

10.14		Amended and Restated Shared Services Agreement, dated as of March 6, 2015, between SP Holdings, LLC and Sanchez Production Partners LP (incorporated herein by reference to Exhibit 10.1 to Sanchez Production Partners LP's Quarterly Report on Form 10-Q (SEC File No. 001-33147), filed on May 15, 2015)

10.15		Contract Operating Agreement, dated May 8, 2014, between Constellation Energy Partners LLC and Sanchez Oil & Gas Corporation (incorporated herein by reference to Exhibit 10.2 to Constellation Energy Partners LLC's Current Report on Form 8-K (SEC File No. 001-33147), filed on May 8, 2014)

10.16		Geophysical Seismic Data Use License Agreement, dated May 8, 2014, between Constellation Energy Partners, LLC, certain subsidiaries thereof, and Sanchez Oil & Gas Corporation (incorporated herein by reference to Exhibit 10.4 to Constellation Energy Partners LLC's Current Report on Form 8-K (SEC File No. 001-33147), filed on May 8, 2014)

Exhibit number		Description
10.17		Amendment One to License Agreement, dated as of March 6, 2015, by and among Sanchez Oil & Gas Corporation, Sanchez Production Partners LP and SEP Holdings IV, LLC (incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q (SEC File No. 001-33147), filed on May 15, 2015)

10.18		Firm Gathering and Processing Agreement, dated as of October 14, 2015, by and between Catarina Midstream, LLC and SN Catarina, LLC (incorporated herein by reference to Exhibit 10.1 to Sanchez Production Partners LP's Current Report on Form 8-K (SEC File No. 001-33147), filed on October 14, 2015)

10.19	#	Board Representation and Standstill Agreement, dated as of October 14, 2015, between Sanchez Production Partners LP and the purchaser named therein (incorporated herein by reference to Exhibit 10.2 to Sanchez Production Partners LP's Current Report on Form 8-K (SEC File No. 001-33147), filed on October 14, 2015)

10.20	#	Sanchez Production Partners LP Long-Term Incentive Plan (incorporated herein by reference to Exhibit 4.6 to Post-Effective Amendment No. 1 to Sanchez Production Partners LP's Registration Statement on Form S-4 (SEC File No. 333-198440), filed on March 6, 2015)

10.21	#	Form of Award Agreement Relating to Restricted Units (incorporated herein by reference to Exhibit 10.1 to Sanchez Production Partners LP's Current Report on Form 8-K (SEC File No. 001-33147), filed on December 3, 2015)

10.22	#	Summary Compensation of Directors of Sanchez Production Partners GP LLC (incorporated by reference to Exhibit 10.18 to Sanchez Production Partners LP's Annual Report on Form 10-K (SEC File No. 001-33147), filed March 30, 2016)

21.1	*	List of Subsidiaries of Sanchez Production Partners LP

23.1	*	Consent of KPMG LLP

23.2	*	Consent of Netherland, Sewell & Associates, Inc.

23.3	*	Consent of Ryder Scott Co. LP.

23.4	*	Consent of Andrews Kurth LLP (contained in Exhibit 5.1)

23.5	*	Consent of Andrews Kurth LLP (contained in Exhibit 8.1)

24.1	*	Powers of Attorney (contained on the signature page to this Registration Statement)

+
To be filed by amendment.

*
Filed herewith.

#
Compensatory plan, contract or arrangement.